Exhibit 2.2

Execution Version

STOCK PURCHASE AGREEMENT

among

NOVANTA CORPORATION,

NOVANTA TECHNOLOGIES (SUZHOU) CO. LTD,

ATI INDUSTRIAL AUTOMATION, INC.,

ATI INDUSTRIAL AUTOMATION (LANG FANG) CO., LTD.

and

THE SELLERS PARTY HERETO

Dated as of July 18, 2021

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Table of Contents

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.		2
2.	PURCHASE AND SALE OF SHARES.		16
	2.1.	Purchase and Sale of Shares.	16
	2.2.	The Closing.	16
	2.3.	Enterprise Value.	16
	2.4.	Estimated Purchase Price.	17
	2.5.	Post-Closing Statement.	17
	2.6.	Dispute Notice.	17
	2.7.	Payment of Purchase Price Adjustment.	18
	2.8.	Earn-Out.	18
	2.9.	Withholding.	21
3.	REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES.		21
	3.1.	Organization.	21
	3.2.	Power and Authorization.	21
	3.3.	Authorization of Governmental Authorities.	22
	3.4.	Noncontravention.	22
	3.5.	Capitalization of the Acquired Companies.	22
	3.6.	Financial Matters.	23
	3.7.	Absence of Undisclosed Liabilities.	24
	3.8.	Absence of Certain Developments.	24
	3.9.	Debt.	24
	3.10.	Ownership of Assets; Sufficiency.	24
	3.11.	Accounts Receivable; Accounts Payable.	24
	3.12.	Real Property.	25
	3.13.	Intellectual Property.	26
	3.14.	Legal Compliance; Illegal Payments; Permits.	29
	3.15.	Tax Matters.	30
	3.16.	Employee Benefit Plans.	32
	3.17.	ESOP.	34
	3.18.	Environmental Matters.	36
	3.19.	Contracts.	37
	3.20.	Affiliate Transactions.	39
	3.21.	Customers and Suppliers.	39
	3.22.	Employees.	40
	3.23.	Litigation; Government Orders.	41
	3.24.	Product Warranties; Product Liability.	42
	3.25.	Insurance.	42
	3.26.	Powers of Attorney.	43
	3.27.	Bank Accounts.	43
	3.28.	No Brokers.	43
	3.29.	Disclosure.	43
4.	REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS.		43

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	4.1.	Organization.	44
	4.2.	Power and Authorization.	44
	4.3.	Authorization of Governmental Authorities.	44
	4.4.	Noncontravention.	44
	4.5.	Title.	44
	4.6.	No Brokers.	45
5.	REPRESENTATIONS AND WARRANTIES OF THE BUYER.		45
	5.1.	Organization.	45
	5.2.	Power and Authorization.	45
	5.3.	Authorization of Governmental Authorities.	45
	5.4.	Noncontravention.	45
	5.5.	No Brokers.	45
	5.6.	Investment Intention.	45
	5.7.	Financial Resources.	46
	5.8.	No Other Representations.	46
6.	COVENANTS.		46
	6.1.	Further Assurances.	46
	6.2.	Conduct of Business.	46
	6.3.	Access to Information.	49
	6.4.	Notices and Consents.	49
	6.5.	Exclusivity.	51
	6.6.	Update.	51
	6.7.	Sellers’ Consent.	52
	6.8.	Transaction Expenses; Debt.	52
	6.9.	Sellers’ Release.	52
	6.10.	Publicity.	52
	6.11.	Restrictive Covenants.	53
	6.13.	ESOP Matters.	55
	6.14.	RWI Policy.	57
	6.15.	Liquidation.	57
7.	CONDITIONS TO CLOSING.		57
	7.1.	Conditions Precedent to Each Party’s Obligations to Close.	57
	7.2.	Conditions Precedent to Obligations of the Buyer.	58
	7.3.	Conditions Precedent to Obligations of the Sellers.	60
8.	INDEMNIFICATION.		61
	8.1.	Indemnification.	61
	8.2.	Time for Claims.	63
	8.3.	Third-Party Claims.	63
	8.4.	Direct Claims.	65
	8.5.	No Circular Recovery.	65
	8.6.	Knowledge and Investigation.	65
	8.7.	Manner of Payment.	65
	8.8.	Tax Treatment.	66
	8.9.	Exclusive Remedy.	66
9.	TAX MATTERS.		66
	9.1.	Preparation of Tax Returns.	66
	9.2.	Straddle Period.	67

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	9.3.	Tax Sharing Agreements.	68
	9.4.	Cooperation on Tax Matters.	68
	9.5.	338(h)(10) Election.	68
	9.6.	Purchase Price Allocation.	68
	9.7.	Transfer Taxes.	68
	9.8.	Tax Refunds.	69
	9.9.	Tax Gross-Up.	69
10.	TERMINATION.		70
	10.1.	Termination.	70
	10.2.	Effect of Termination.	71
11.	MISCELLANEOUS.		71
	11.1.	Notices.	71
	11.2.	Succession and Assignment; No Third-Party Beneficiary.	72
	11.3.	Amendments and Waivers.	73
	11.4.	Entire Agreement.	73
	11.5.	Schedules.	73
	11.6.	Counterparts.	73
	11.7.	Severability.	73
	11.8.	Headings.	74
	11.9.	Construction.	74
	11.10.	Governing Law.	74
	11.11.	Jurisdiction; Venue; Service of Process.	74
	11.12.	Specific Performance.	75
	11.13.	Waiver of Jury Trial.	75
	11.14.	Provisions Concerning the Sellers’ Representative.	75
	11.15.	Action as ESOP Trustee.	76
	11.16.	Conflicts and Privilege.	77

Exhibit A	Adjusted Standalone 2021 EBITDA Example Calculation
Exhibit B	China Lease Confirmation Letter
Exhibit C	Form of China Share Transfer Agreement
Exhibit D	Form of Escrow Agreement
Exhibit E	NC Lease
Exhibit F	Seller’s Forecast for 2021 EBITDA
Exhibit G	Form of ESOP Trustee Certificate

GAAP Exceptions Schedule
Key Employee Schedule
Knowledge Parties Schedule
Non-ESOP Sellers Schedule
Restricted Persons Schedule
Schedule 8.1.1(f)	Specified Indemnity Matters
Schedule 9.6	Purchase Price Allocation Schedule

Disclosure Schedules:
Schedule 3.1	Organization

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Schedule 3.3	Authorization of Governmental Authorities
Schedule 3.4	Noncontravention
Schedule 3.5	Capitalization of the Acquired Companies
Schedule 3.6	Financial Matters
Schedule 3.7	Absence of Undisclosed Liabilities
Schedule 3.8	Absence of Certain Developments
Schedule 3.9	Debt
Schedule 3.10	Ownership of Assets; Sufficiency
Schedule 3.12	Real Property
Schedule 3.13	Intellectual Property
Schedule 3.14	Legal Compliance; Illegal Payments; Permits
Schedule 3.15	Tax Matters
Schedule 3.16	Employee Benefit Plan
Schedule 3.17	ESOP
Schedule 3.18	Environmental Matters
Schedule 3.19	Contracts
Schedule 3.20	Affiliate Transactions
Schedule 3.21	Customers and Suppliers
Schedule 3.22	Employees
Schedule 3.23	Litigation; Government Orders
Schedule 3.24	Product Warranties; Product Liability
Schedule 3.25	Insurance
Schedule 3.26	Powers of Attorney
Schedule 3.27	Bank Accounts
Schedule 3.28	No Brokers
Schedule 4.3	Authorization of Governmental Authorities
Schedule 4.4	Noncontravention
Schedule 4.5	Title
Schedule 4.6	No Brokers
Schedule 6.2	Conduct of Business
Schedule 7.2.6(j)	Affiliated Contracts
Schedule 5.3	Authorization of Governmental Authorities [Buyer’s Disclosure Schedule]

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of July 18, 2021, (as amended or otherwise modified, this “Agreement”), is by and among Novanta Corporation, a Michigan corporation (the “U.S. Buyer”), Novanta Technologies (Suzhou) Co. Ltd., a limited liability company incorporated and existing under the Legal Requirements of China (the “China Buyer” and, together with the U.S. Buyer, the “Buyer”), ATI Industrial Automation, Inc., an North Carolina corporation (the “Company”), ATI Industrial Automation (Lang Fang) Co., Ltd., a limited liability company incorporated and existing under the Legal Requirements of China (the “China Subsidiary”), the ATI INDUSTRIAL AUTOMATION EMPLOYEE STOCK OWNERSHIP TRUST (the “ESOP Trust”), acting herein through GreatBanc Trust Company, not in an individual or corporate capacity but solely as trustee (the “ESOP Trustee”) of the ESOP Trust established in connection with the ATI INDUSTRIAL AUTOMATION EMPLOYEE STOCK OWNERSHIP PLAN (the “Plan”) (the Plan and the ESOP Trust referred to herein collectively as the “ESOP”), each of the Persons listed on the Non-ESOP Sellers Schedule hereto (collectively, the “Non-ESOP Sellers” and, together with the ESOP Trust, the “Sellers”) and BLDP, LLC, a North Carolina limited liability company, solely in its capacity as the Sellers’ Representative (the “Sellers’ Representative”).

RECITALS

WHEREAS, (a) the ESOP Trust and the Non-ESOP Sellers are the record and beneficial owners of all of the outstanding shares of Capital Stock of the Company, which, as of the date hereof, consists of 63,000 shares of Common Stock of the Company, par value $1.00 per share (the “Company Shares”) and (b) the Company is the record and beneficial owner of all of the registered capital of the China Subsidiary (the “China Shares” and, together with the Company Shares, the “Shares”);

WHEREAS, the Company desires to sell, transfer and deliver, and the China Buyer desires to acquire, all of the China Shares and any other Capital Stock of the China Subsidiary, subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Sellers desire to sell, transfer and deliver, and the Buyer desires to acquire, all of the Company Shares and any other Capital Stock of the Company, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, at the Closing, (a) the China Buyer will purchase from the Company, and the Company will sell to the China Buyer, all of the China Shares and (b) immediately following the foregoing, the Buyer will purchase from the Sellers, and each Seller will sell to the Buyer, all of the Company Shares, in each case, subject to the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

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1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

As used herein, the following terms will have the following meanings:

“1933 Act” means the Securities Act of 1933.

“Accounting Principles” means the following principles:  (a) GAAP will apply, as in effect on the date of the Most Recent Balance Sheet and as applied by the Company in the Reviewed Financials; and (b) purchase accounting adjustments arising out of the Closing will be disregarded.

“Action” means any claim, action, cause of action, suit (whether in Contract or tort or otherwise), audit, litigation (whether at law or in equity, whether civil, criminal or administrative), controversy, assessment, grievance, arbitration, investigation, opposition, interference, hearing, mediation, charge, complaint, demand, notice, dispute or proceeding to, from, by or before any Governmental Authority.

“Acquired Companies” means, collectively, the Company and each of its direct and indirect Subsidiaries (including, for the avoidance of doubt, the China Subsidiary).

“Additional Obligation” is defined in Section 6.11.5.

“Adjusted Standalone 2021 EBITDA” means the income (or loss) before income Taxes of the Acquired Companies, on a consolidated basis, generated during the Earn-Out Period and after adding back or deducting therefrom only the line items used in the example calculation set forth in Exhibit A, in each case, calculated in accordance with GAAP, except as otherwise set forth on Exhibit A, and taking into account any other calculation methodologies or agreements as set forth on Exhibit A.

“Adjustment Escrow Amount” means an amount equal to $2,000,000.

“Adjustment Escrow Sub-Account” is defined in Section 2.3.

“Affiliate” means, with respect to any specified Person at any time, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer, manager or director of, or direct or indirect beneficial holder of at least 20% of any class of the equity interests of, such specified Person, (c) each Person that is managed by a common group of executive officers, managers and/or directors as such specified Person, (d) if such specified Person is an individual, the members of the immediate family of such Person, (e) the members of the immediate family of each officer, manager, director or holder described in clause (b) above and (f) each Person of which such specified Person or an Affiliate (as defined in the foregoing clauses (a) through (e)) thereof directly or indirectly beneficially owns at least 20% of any class of equity interests at such time. For the avoidance of doubt, neither GreatBanc Trust Company nor any qualified retirement plan or trust of which GreatBanc Trust Company is a trustee or other fiduciary (other than the ESOP Trust) shall be deemed to be an Affiliate of the Acquired Companies.

“Agreement” is defined in the Preamble.

“Ancillary Agreements” means the Escrow Agreement, the NC Lease and the China Share Transfer Agreement.

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“Assets” means, with respect to each Acquired Company, such Acquired Company’s properties, rights and assets, whether real or personal, whether tangible or intangible and whether or not located on the Real Property or in the possession of any employee or service provider of an Acquired Company, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business).

“Business” means the businesses conducted or actively being planned to be conducted by the Acquired Companies.

“Business Day” means any weekday other than a weekday on which banks in China and New York, New York are authorized or required to be closed.

“Buyer” is defined in the Preamble.

“Buyer Indemnified Person” is defined in Section 8.1.1.

“Cash and Cash Equivalents” means the cash and liquid cash equivalents (with original maturities of three (3) months or less) of the Acquired Companies as of the close of business on the date immediately preceding the Closing Date (provided it is not utilized to pay Debt, Transaction Expenses, a distribution or dividend to the Sellers or similar items or to satisfy any other liabilities not otherwise reflected on the Most Recent Balance Sheet after such time and prior to the Closing), determined in accordance with GAAP, calculated net of any outstanding checks, wires in transit and customer deposits or prepayments, and excluding any Restricted Cash.

“Cap” is defined in Section 8.1.1(iii).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation and any and all ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests and beneficial interests, and any and all warrants, options or rights to purchase or otherwise acquire any of the foregoing.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–13 and any similar or successor legislation, executive order or executive memo relating to the COVID-19, as well as any applicable guidance issued thereunder or relating thereto (including, without limitation, IRS Notice 2020-65, 2020-38 IRB, and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020), and any subsequent Legal Requirement intended to address the consequences of the COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act.

“Carveout Escrow Amount” means an amount equal to $5,000,000; provided, that such amount may be reduced in accordance with Schedule 8.1.1(f).

“Carveout Escrow Sub-Account” is defined in Section 2.3.

“China” means the People’s Republic of China excluding, solely for the purposes of this Agreement, the Special Administrative Regions of Hong Kong and Macao and the territory of Taiwan.

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“China Landlord” means Xianghe Peacock City Real Estate Development Co., Ltd.

“China Lease” means that certain the Premise Lease Contract, dated as of June 6, 2017, by and between the China Landlord and the China Subsidiary (as successor in interest to the Company).

“China Lease Confirmation Letter” means a confirmation letter in the form of Exhibit B.

“China Shares” is defined in the Recitals.

“China Share Transfer Agreement” means a local share transfer agreement between the China Buyer and the Company as may be required by the Governmental Authority in China to effect the China Subsidiary Acquisition substantially in the form of Exhibit C.

“China Subsidiary Acquisition” is defined in Section 2.1.1.

“Closing” is defined in Section 2.2.

“Closing Certificate” is defined in Section 2.4.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company 401(k) Plan” is defined in Section 6.13.6.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Acquired Companies or used by the Acquired Companies in connection with the Business, including the Company Registrations and all Intellectual Property Rights in and to Company Technology.

“Company Plan” is defined in Section 3.16.2.

“Company Registrations” is defined in Section 3.13.3.

“Company Shares” is defined in the Recitals.

“Company Technology” means any and all Technology (a) used in connection with the Business or (b) owned or purported to be owned by the Acquired Companies, including, in each case, for the avoidance of doubt, any such Technology in the possession of any employee or service provider of an Acquired Company.

“Company’s Knowledge” (or similar phrase) means the knowledge after reasonable inquiry of any of the individuals listed on the Knowledge Parties Schedule attached hereto.

“Compensation” means, with respect to any Person, all wages, salaries, guaranteed payments, commissions, incentives, consulting fees, compensation, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of equity interests), required to be made or

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that have been made directly or indirectly by an Acquired Company to such Person or Affiliates of such Person or to any of such Person’s beneficiaries.

“Confidential Information” means any and all information of the Acquired Companies except as limited by the last sentence hereof. Confidential Information also includes, without limitation, the information and data obtained by any Person during the period of such Person’s employment by or affiliation with any Acquired Company concerning the Business and affairs of the Acquired Companies, information obtained as a result of such Person’s direct or indirect ownership interest in the Acquired Companies, information concerning acquisition opportunities in or reasonably related to the Acquired Companies’ Business or specialized industry information of which such Person becomes aware while employed or affiliated with any Acquired Company, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including without limitation plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment, and any work product, summary, or other material in whatever form or medium prepared by such Person incorporating or derived from any of the foregoing. Confidential Information does not include information that is generally available to the public, other than through unauthorized disclosure by any Person or information that is lawfully and in good faith made available to a Person by a third party who is under no obligation of confidence to the Buyer or any of its Subsidiaries or Affiliates (including the Acquired Companies).

“Consolidated Group” is defined in Section 6.11.1.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the acquisition of the China Shares, (b) the acquisition of the Company Shares and (c) the execution, delivery and performance of the Ancillary Agreements.

“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, indenture, note, bond, loan, guaranty, or other legally enforceable commitment, promise, undertaking, arrangement, or understanding, in each case whether written or oral, to which or by which such Person is a party or is otherwise bound (including, for the avoidance of doubt, purchase orders).

“Courts” is defined in Section 11.11.1.

“COVID-19” means the novel coronavirus disease, COVID-19 virus (SARS-COV-2 and all related strains and sequences) or mutation (or antigenic shift or drift) thereof or a disease or public health emergency resulting therefrom.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or other action, in each case, required by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

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“Debt” means, with respect to any Person and without duplication of any item included in the calculation of Transaction Expenses, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities) or in respect of loans or advances (including, in any case, any prepayment premiums due or arising as a result of the consummation of the Contemplated Transactions), (b) evidenced by notes, bonds, debentures or similar Contracts, (c) for deferred rent or the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business and reflected on the Post-Closing Statement, but including any deferred purchase price Liabilities, earnouts, contingency payments, installment payments, seller notes, promissory notes, or similar Liabilities, in each case, related to past acquisitions and, for the avoidance of doubt, in each case, whether or not contingent), (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances (in each case if drawn), (f) for deferred revenue, other than to the extent there is a corresponding amount of cash included in Restricted Cash for the specific deferred revenue liability, (g) amounts owed by the Company to any Person in connection with the redemption of Shares distributed out of the ESOP, (h) in respect of (1) deferred Compensation for services (including the employer portion of all Taxes arising with respect thereto, without regard to the ability of the Acquired Companies to defer such Taxes under the CARES Act), (2) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA or (3) unpaid bonuses, commissions and other Compensation (whether or not due), including the employer portion of all Taxes arising with respect thereto, (i) in respect of outstanding severance or termination obligations to employees or other service providers whose employment or engagement was terminated prior to or as of the Closing (including the employer portion of all Taxes arising with respect thereto, without regard to the ability of the Acquired Companies to defer such Taxes under the CARES Act), (j) any payroll Tax obligations deferred under the CARES Act of otherwise in connection with the COVID-19, (k) for Contracts relating to interest rate protection, swap Contracts and collar Contracts (including the adjustment for any “in the money” value thereof), (l) in respect of all Pre-Closing Taxes, (m) in respect of outstanding fees, expenses or other amount owed to the ESOP or the ESOP Trustee, and (n) in the nature of guarantees of the obligations described in clauses (a) through (m) above of any other Person (other than an Acquired Company).

“Deductible” is defined in Section 8.1.2.

“Direct Claim” is defined in Section 8.4.

“Disclosed Contract” is defined in Section 3.19.2.

“Dispute Notice” is defined in Section 2.6.

“Earn-Out Payment” means an amount equal to (a) 15 multiplied by Adjusted Standalone 2021 EBITDA minus (b) $172 million; provided, that if such amount is a negative number, the Earn-Out Payment shall be $0.

“Earn-Out Period” means the 12-month fiscal period of the Acquired Companies ending December 31, 2021.

“Employee Plan” is defined in Section 3.16.1.

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“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell  Contract and any other restriction, encumbrance or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of, any other attribute of ownership.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar Legal Requirements and principles of equity affecting creditors’ rights and remedies generally and enforceability which may be subject to equitable defenses and the discretion of the court.

“Enterprise Value” is defined in Section 2.3.

“Environmental Law” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of the environment or protection of human health or safety (in relation to exposure to Hazardous Substances), or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“ERISA” means the federal Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person treated at any relevant time as a single employer under Code Section 414 or Section 4001 of ERISA with any of the Acquired Companies.

“Escrow Agent” means PNC Bank, National Association.

“Escrow Agreement” means the escrow agreement substantially in the form of Exhibit D.

“ESOP” is defined in the Preamble.

“ESOP Amendment” means an amendment to the Plan effective as of the Closing Date providing that (a) the Plan no longer is required to be invested in Company Shares and that the benefits are not required to be distributed in the form of Company Shares; (b) the Plan shall no longer be considered an “employee stock ownership plan” (as defined in Section 4975 of the Code); (c) no employees may become participants or accrue benefits in the Plan on or after the Closing Date; (d) all ESOP participant account balances shall be fully vested as of the Closing Date; (e) any Earn-Out Payment received by the ESOP Trust will be allocated to the ESOP participants on the same basis as the Purchase Price, and (f) the ESOP (shall be converted into a defined contribution plan effective as of the Closing Date, and otherwise in form and substance reasonably satisfactory to the Buyer and the Company and the ESOP Trustee.

“ESOP Counsel” means Devine, Millimet & Branch, Professional Association.

“ESOP Fairness Opinion” means an opinion given to the ESOP Trustee by the ESOP Trustee’s Independent Financial Advisor to the effect that (a) the purchase price to be received by the ESOP Trust for the ESOP Shares held by the ESOP Trust and sold by the ESOP Trust pursuant to this Agreement is not less than the fair market value (as such term is used in determining “adequate consideration” under Section 3(18) of ERISA) of such ESOP Shares as of the Closing Date, and (b)

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the terms of the Contemplated Transactions, taken as a whole, are fair and reasonable to the ESOP Trust from a financial point of view

“ESOP Loan” means the non-recourse exempt loan made by the Company to the ESOP Trust evidenced by that certain Promissory Note dated June 25, 2012 due June 30, 2027 in the original principal amount of $16,000,000 and secured by the unallocated ESOP Shares.

“ESOP Shares” means the Company Shares owned by the ESOP Trust.

“ESOP Trust” is defined in the Preamble.

“ESOP Trustee” is defined in the Preamble.

“ESOP Trustee’s Independent Financial Advisor” means ComStock Advisors.

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“Financials” is defined in Section 3.6.1(b).

“Fundamental Representations” means those representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Power and Authorization), Section 3.4 (Noncontravention), Section 3.5 (Capitalization of the Acquired Companies), Section 3.9 (Debt), Section 3.13.1 (Intellectual Property Ownership), Section 3.15 (Tax Matters), Section 3.18 (Environmental Matters), Section 3.27 (No Brokers), Section 4.2 (Power and Authorization), Section 4.5 (Title) and Section 4.6 (No Brokers).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, except as set forth on the GAAP Exceptions Schedule attached hereto.

“Government Bid” means any quotation, bid or proposal by the Company that, if accepted or awarded, would lead to a Government Contract.

“Government Contract” means any Contract, task or delivery order, blanket purchase agreement, basic agreement or binding obligation (whether performed or not) between the Company, on one hand, and a Governmental Entity.

“Government Order” means any order, writ, judgment, verdict, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority.

“Governmental Authority” means any Governmental Entity entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any mediator, arbitrator or arbitral body.

“Governmental Entity” means any United States or China federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission.

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“Hazardous Substance” means any material or substance defined or regulated as a hazardous or toxic substance, material or waste or as a pollutant or contaminant, or words of similar intent or meaning, pursuant to any Environmental Law, or for which standards of conduct or liability may be imposed under Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound IP Contracts” is defined in Section 3.13.4.

“Indemnity Escrow Amount” means an amount equal to $851,000.

“Indemnity Escrow Sub-Account” is defined in Section 2.3.

“Intellectual Property Rights” means the entire right, title, and interest in and to all proprietary rights of every kind and nature however denominated, throughout the world, including (a) patents, copyrights, mask work rights, proprietary know-how, confidential information, trade secrets, Software database rights, and all other proprietary rights in Technology; (b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith; (c) social media accounts and handles, domain names, rights of privacy and publicity, and moral rights; (d) any and all registrations, applications, recordings, licenses, common-law rights, and contractual rights relating to any of the foregoing; and (e) all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“Intentional Fraud” means, with respect to a party, an actual and deliberate knowing misrepresentation or omission of a material fact with respect to the making of any representation or warranty, (x) with respect to the Company or a Seller, in Article 3 or Article 4, or (y) with respect to Buyer, in Article 5, made with the intention that the other party will rely thereon to its detriment and upon which the other party actually and reasonably relies with resulting Losses.

“Interim Financials” is defined in Section 3.6.1(b).

“IP Contracts” is defined in Section 3.13.4.

“Key Employee” means each employee of an Acquired Company listed on the Key Employee Schedule attached hereto.

“Leased Real Property” is defined in Section 3.12.1.

“Legal Requirement” means any United States and China federal, state or local or any foreign constitution, law (including common law), statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Government Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or

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unliquidated, whether incurred or consequential, whether due or to become due and whether or not required pursuant to GAAP to be accrued on the financial statements of such Person.

“Losses” is defined in Section 8.1.1.

“MFS” means Manning, Fulton & Skinner, P.A., a North Carolina corporation.

“Material Adverse Effect” means any event, fact, condition, circumstance, occurrence, change in, or effect on, the Business, operations, Assets, condition (financial or otherwise), or results of operations of the Acquired Companies which, when considered either individually or in the aggregate together with all other adverse events, facts, conditions, circumstances, occurrence, changes or effects with respect to which such phrase is used in this Agreement, is, or can be reasonably expected to (a) materially and adversely affect the Sellers’ or the Company’s ability to consummate the Contemplated Transactions on a timely basis or (b) be materially adverse to the Business, operations, Assets, condition (financial or otherwise), or results of operations of the Acquired Companies, taken as a whole, or to the ability to operate the Business immediately after the Closing in the manner operated before Closing; provided, that none of the following events, facts, conditions, circumstances, occurrences, changes, or effects will be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur: (i) changes in the United States or world financial, banking or securities markets, including disruption thereof and any decline in the price of any security or market index or any change in the prevailing interest rates, or general economic conditions; (ii) any natural or man-made disaster or acts of God, including hurricanes, inclement weather, floods, fire and tornadoes; (iii) effects arising from war (whether or not declared), military actions or terrorism; (iv) any epidemic, pandemic or disease outbreak (including COVID-19 and COVID-19 Measures); (v) changes in Legal Requirements or changes in GAAP occurring after the date of this Agreement; (vi) general political conditions; (vii) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Buyer; (viii) the announcement or pendency of the Contemplated Transactions; or (ix) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred); provided, that, notwithstanding the foregoing, any event, fact, condition, circumstance, occurrence, change or effect referred to in clauses (i), (ii), (iii), (iv), and (vi) immediately above will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, circumstance, change or effect has a materially disproportionate adverse effect on the Acquired Companies, taken as a whole, compared to other participants in the industries in which they operate.

“Most Recent Balance Sheet” is defined in Section 3.6.1(a).

“Most Recent Balance Sheet Date” is defined in Section 3.6.1(a).

“NC Lease” means the lease agreement attached as Exhibit E.

“Notice Period” is defined in Section 8.3.1.

“Off-the-Shelf Software” is defined in Section 3.13.4.

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“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital) in the normal day-to-day operations of such Person.

“Owned Real Property” is defined in Section 3.12.1.

“Outbound IP Contracts” is defined in Section 3.13.4.

“Passthrough Return” means an income Tax Return for an Acquired Company with respect to which the items of income and loss of the entity for which such Tax Return is filed flow through such entity to such entity’s owners, including any IRS Forms 1120-S (and any similar state, local or foreign Tax Returns).

“Payoff Letters” means duly executed payoff letters with respect to the Debt of the Acquired Companies required to be set forth on Schedule 3.9 to be paid in full at the Closing, which letters shall provide for the termination of all obligations of the Acquired Companies in respect of, and the automatic release of all Encumbrances relating to, such Debt and shall otherwise be reasonably acceptable in form and substance to the Buyer.

“Permits” means, with respect to any Person, any license, accreditation, bond, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with the Accounting Principles, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business and relating to amounts that are not yet due and payable and for which appropriate reserves have been established in accordance with the Accounting Principles, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use and operation of the Owned Real Property or by the continued use and operation of the Owned Real Property in the Business, and do not adversely affect the value of the Owned Real Property in any material respect, (d) covenants, conditions, restrictions, easements, non-monetary Encumbrances and other similar matters of record affecting title to but not adversely affecting the value of, or the current occupancy or use of, the Owned Real Property in any material respect and (e) restrictions on the transfer of securities arising under federal and state securities laws.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Union, Governmental Authority or other entity of any kind.

“Personal Data” means any information that, alone or in combination with other information held by the Acquired Companies, allows the identification of or contact with a Person or can be used

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to identify a Person and any other information that constitutes personal information under any applicable Legal Requirement.

“Plan” is defined in the Preamble.

“Plan Termination Date” is defined in Section 6.13.6.

“Polsinelli” means Polsinelli PC.

“Post-Closing Statement” is defined in Section 2.5.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means an amount equal to the sum of (a) unpaid Taxes of the Acquired Companies for Pre-Closing Tax Periods and (b) Taxes incurred or to be incurred by the Acquired Companies attributable to income, gain, earnings or profits earned or accrued by a Subsidiary that is a “controlled foreign corporation” within the meaning of Code Section 957 during a Pre-Closing Tax Period that is included in gross income under Code Section 951(a)(1) or 951A (including, for the avoidance of doubt, any Tax payable after the Closing Date pursuant to Code Section 965), in each case as determined in accordance with Section 9.2, which amount shall be determined as of the end of the day on the Closing Date and shall not be less than zero (0) with respect to income Taxes (or franchise Taxes or margin Taxes imposed in lieu thereof) for any taxable period attributable to any particular Tax jurisdiction or any standalone taxpayer or group.

“Predecessor” is defined in Section 3.1.

“Preliminary ESOP Fairness Opinion” is defined in Section 3.17.9.

“Privacy Obligations” means applicable Legal Requirements, Contracts, self-regulatory standards, or written policies or terms of use of the Acquired Companies that are related to privacy, information security, data protection or the Processing of Personal Data, in each case as and to the extent applicable to the operation of their businesses.

“Privileged Communications” is defined in Section 11.16.

“Process” or “Processing” means any operation or set of operations which is performed on data, including Sensitive Data or sets of Sensitive Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“Prohibited Transaction” means a “prohibited transaction” as defined in Section 406 of ERISA and Code Section 4975.

“Prospective Customer” means a potential customer or client that any member of the Consolidated Group has had active discussions with, on or within the twelve (12) months of the Closing Date.

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“Purchase Price” is defined in Section 2.3.

“Purchase Price Allocation” is defined in Section 9.6.

“Real Property” is defined in Section 3.12.1.

“Real Property Leases” is defined in Section 3.12.1.

“Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Cash” means any cash, commercial paper, certificates of deposit or other bank deposits, treasury bills, or any other cash equivalents, in each case, designated, separated, restricted by Legal Requirement, or otherwise earmarked for a particular use, purpose or event and not available for general corporate use, including any deposits held to secure lease obligations, workers compensation liabilities or customer deposits (other than customer deposits that are included in the calculation of Debt) or otherwise of the type commonly referred to as “restricted cash.”

“Restricted Period” is defined in Section 6.11.1.

“Restricted Person” means each of the individuals listed on the Restricted Persons Schedule attached hereto.

“Restricted Territory” means the entire United States and any other geographic area in which the Acquired Companies or their Affiliates has conducted, conducts or is actively planning to conduct the Business during the period of time when the applicable Restricted Person is providing services to or is employed by any Acquired Company and/or any of their Affiliates.

“Reviewed Financials” is defined in Section 3.6.1(a).

“RWI Policy” means the buyer-side representations and warranties insurance policy obtained by the Buyer (or an Affiliate thereof) in connection with this Agreement.

“SBA Notice” is defined in Section 6.12.

“Section 338 Forms” is defined in Section 9.5.

“Security Breach” means any (a) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Personal Data or Sensitive Data; (b) unauthorized or unlawful Processing, sale, or rental of Personal Data or Sensitive Data; (c) act or omission that compromises the security, integrity, or confidentiality of Personal Data or Sensitive Data, or (d) phishing or other cyberattack that results in a monetary loss or a significant business disruption.

“Seller” and “Sellers” are defined in the Preamble.

“Sellers’ Representative” is defined in the Preamble.

“Sellers’ Representative Expense Amount” means an amount equal to $1,250,000.

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“Sellers’ Representative Expense Account” is defined in Section 2.3.

“Sensitive Data” means all (a) Personal Data that is subject to a Privacy Obligation, and (b) confidential or proprietary business information or trade secret information.

“Shares” is defined in the Recitals.

“Software” means computer software programs and databases, including all source code, object code, firmware, specifications, designs and documentation therefor.

“Specified Fundamental Representations” means the representations and warranties set forth in Section 3.13.1 (Intellectual Property Ownership), Section 3.15 (Tax Matters) and Section 3.18 (Environmental Matters).

“Specified Indemnity Matters” means the matters set forth on Schedule 8.1.1(f).

“Straddle Period” is defined in Section 9.2.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding Capital Stock entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation Contract, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Gross-Up Amount” is defined in Section 9.9.

“Tax Return” means any return (including any information return), report, declaration, statement, estimate, claim for refund, schedule, notice, form, or other document or information (whether in tangible, electronic or other form and including any related or supporting information) required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax, including any supplement, appendix, exhibit or attachment thereto or amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost

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information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret Legal Requirements, or otherwise, and all documents and other materials recording any of the foregoing.

“Third-Party Claim” is defined in Section 8.3.1.

“Transaction Expenses” means (a) the costs, fees and expenses (including legal, accounting, investment banking, advisory and other costs, fees and expenses) of the Acquired Companies and the Sellers incurred or committed to in connection with the negotiation, execution and consummation of this Agreement and the Contemplated Transactions, and any severance, change of control payments, stay bonuses, retention bonuses, transaction bonuses, and other Compensation or similar Liabilities due or arising (either along or in combination with any other event) as a result of the execution of this Agreement or the consummation of the Contemplated Transactions, including the employer portion of all Taxes arising with respect thereto, without regard to the ability of the Acquired Companies to defer such Taxes under the CARES Act, (b) fifty percent (50%) of all costs, fees and expenses related to the Escrow Agreement, (c) fifty percent (50%) of all Transfer Taxes, except as set forth in Section 9.7 otherwise, and (d) all costs, fees and expenses (i) related to any directors and officers errors and omissions insurance and related “tail” or “extended reporting period” policies or costs incurred by the Company in connection with the fiduciary and/or other professional liability insurance coverage for the ESOP Trustee, acting in its capacity as such, and (ii) owed or payable to the ESOP or the ESOP Trustee following the Closing Date.

“Transfer” is defined in Section 2.8.3.

“Transfer Taxes” is defined in Section 9.7.

“Treasury Regulations” means the regulations promulgated under the Code, as amended.

“Union” means a labor union, labor organization or other employee representative body.

Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to, this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute, rule or regulation include all rules and regulations thereunder and any predecessor or successor statute, rule or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively and (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement. Whenever this Agreement indicates that any document has been “made available” to the Buyer, such statement will be deemed to be a statement that such document was (i) delivered to the Buyer or its Representatives or (ii) made available for viewing online by the Buyer and its Representatives on the “ATI File Sharing / Smart 1362421” data room maintained by BMC Group VDR LLC (d/b/a BMC Group SmartRoom), in each case at least three (3) Business Days prior to the date hereof.

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2.	PURCHASE AND SALE OF SHARES.

2.1.Purchase and Sale of Shares.

2.1.1.At the Closing, subject to the terms and conditions of this Agreement, the Company will sell, transfer and deliver to the China Buyer, and the China Buyer will purchase from the Company, the China Shares, free and clear of all Encumbrances (other than Permitted Encumbrances) (the “China Subsidiary Acquisition”). The portion of the Purchase Price allocated to the China Subsidiary Acquisition will be determined by a third party valuation firm mutually agreed upon by the Buyer and the Sellers’ Representative.  Notwithstanding the other provisions in this Section 2 concerning adjustment of the Purchase Price, all adjustments to the Purchase Price shall be made to the Purchase Price for the Company Shares and shall not adjust the Purchase Price of the China Shares.

2.1.2.Immediately following consummation of the China Subsidiary Acquisition, subject to the terms and conditions of this Agreement, each of the Non-ESOP Sellers and the ESOP Trust will sell, transfer and deliver to the U.S. Buyer, and the U.S. Buyer will purchase from the Non-ESOP Sellers and the ESOP Trust, the Company Shares, free and clear of all Encumbrances (other than Permitted Encumbrances), for the portion of the Purchase Price not allocated to the China Subsidiary Acquisition (the “U.S. Share Acquisition”).

2.2.The Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions set forth in Section 2.1 (the “Closing”) will take place at the offices of Ropes & Gray LLP at Prudential Tower, 800 Boylston Street, Boston, Massachusetts, 02199 (or remotely via the exchange of documents and signatures in PDF format), on the first Business Day following satisfaction (or, to the extent permitted, the waiver) of all conditions set forth in Article 7 (other than those that by their nature are to be satisfied at the Closing, but subject to satisfaction of all such conditions), or at such other place, time and date as may be agreed by the Buyer and the Company. The effective time of the Closing shall be deemed to be 5:00 p.m. Eastern Time on the Closing Date.

2.3.Enterprise Value.  The aggregate consideration to be paid at Closing for the China Subsidiary Acquisition and the U.S. Share Acquisition will be an amount equal to $172,000,000 (the “Enterprise Value”), subject to adjustment in accordance with Section 2.4 and Section 9.9. Such amount will be paid by wire transfer of immediately available federal funds to the accounts and in the amounts specified by the Sellers’ Representative to the Buyer not fewer than two (2) Business Days prior to the Closing (and the parties hereby acknowledge and agree that the Buyer will be entitled to rely on such specified instructions and allocations and, upon transfer of such funds pursuant to the instructions provided by the Sellers’ Representative, except for any adjustments in accordance with Section 2.7, the Buyer will have no further Liability for the payment of any portion of the Enterprise Value), as follows: (a) first, to the holders of the Debt of the Acquired Companies as of the Closing, the aggregate amount necessary to satisfy and extinguish all such Debt; (b) second, to those Persons designated by the Sellers’ Representative, the aggregate amount required to pay and satisfy in full all Transaction Expenses; (c) third, to the Escrow Agent, (i) the Indemnity Escrow Amount (such amount to be placed within a sub-account referred to herein as the “Indemnity Escrow Sub-Account”), (ii) the Adjustment Escrow Amount (such amount to be placed within a sub-account referred to herein as the “Adjustment Escrow Sub-Account”) and (iii) the Carveout Escrow Amount (such amount to be placed within a sub-account referred to herein as

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the “Carveout Escrow Sub-Account”); (d) fourth, to an account controlled by the Sellers’ Representative (the “Sellers’ Representative Expense Account”), the Sellers’ Representative Expense Amount; and (e) fifth, after payment of the amounts specified in clauses (a) through (d) above, to the ESOP Trust and the Non-ESOP Sellers in respect of the Company Shares, upon delivery to the Buyer of certificates evidencing the Company Shares duly endorsed (or accompanied by duly executed stock transfer powers), the remainder of the Enterprise Value (such aggregate amount payable to the holders of the Company Shares, as further adjusted in accordance with Article 2 (other than Section 2.8), the “Purchase Price”).

2.4.Estimated Purchase Price.  No later than three (3) Business Days prior to the Closing Date, the Company will cause to be prepared and delivered to the Buyer (a) a certificate (which will be subject to the review and approval of the Buyer) of an officer of the Company, setting forth the Company’s good faith estimate of, in each case prepared in accordance with GAAP, of (i) the Debt of the Acquired Companies as of the Closing (including a schedule of the aggregate amount of Debt of the Acquired Companies in each country), (ii) Cash and Cash Equivalents and Restricted Cash (including a schedule of the aggregate amount of Cash and Cash Equivalents and Restricted Cash in each country), (iii) the Transaction Expenses and (iv) the Purchase Price (such certificate, the “Closing Certificate”) and (b) any documents pertaining to or used in connection with the preparation of the Closing Certificate.  The Buyer and its Representatives will be given reasonable access to all of the Acquired Companies’ books and records relating to the preparation of the Closing Certificate.  For the purposes of making payments under Section 2.3 at the Closing, the Enterprise Value will be increased by the estimated amount of Cash and Cash Equivalents.

2.5.Post-Closing Statement.  As promptly as reasonably possible, and in any event within ninety (90) days after the Closing Date, the Company will prepare or cause to be prepared, and will provide to the Sellers’ Representative and the ESOP Trustee, a written statement, prepared in accordance with the GAAP, setting forth in reasonable detail its determination of (a) the Debt of Acquired Companies as of the Closing, (b) Cash and Cash Equivalents and Restricted Cash, (c) the Transaction Expenses and (d) the Purchase Price (the “Post-Closing Statement”).

2.6.Dispute Notice.  The Post-Closing Statement will be final, conclusive and binding on the parties hereto for purposes of this Article 2 unless the Sellers’ Representative provides a written notice to the Company no later than the thirtieth (30th) day after delivery of the Post-Closing Statement setting forth in reasonable detail (a) any item on the Post-Closing Statement that the Sellers’ Representative believe has not been prepared in accordance with GAAP and (b) the correct amount of such item in accordance with GAAP and the calculation thereof (a “Dispute Notice”).  Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties hereto for purposes of this Article 2.  The Company and the Sellers’ Representative will attempt to resolve the matters raised in a Dispute Notice in good faith. No earlier than fifteen (15) Business Days after delivery of the Dispute Notice, either the Company or the Sellers’ Representative may provide written notice to the other that it elects to submit the disputed items to a nationally recognized independent accounting firm chosen jointly by the Company and the Sellers’ Representative (the “Independent Referee”).  In the event that the Company and the Sellers’ Representative are unable to jointly select an Independent Referee, then each of the Company and the Sellers’ Representative will promptly (but in any event within ten (10) Business Days after delivery of the notice to engage an Independent Referee) select an independent accounting firm that represents private companies of a size comparable to the Company and will promptly (but in any event within twenty (20) Business Days after delivery of the notice to engage

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an Independent Referee) cause such two (2) accounting firms to jointly select a third (3rd) independent accounting firm that represents private companies of a size comparable to the Company to act as the Independent Referee.  The Independent Referee will promptly review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount in accordance with GAAP (i.e., not on the basis of an independent review); provided, that the Independent Referee will not assign a value to any item greater than the greatest value for such item, or lower than the lowest value for such item, claimed in the Post-Closing Statement or the Dispute Notice.  The fees and expenses of the Independent Referee will be paid by the Sellers from the Sellers’ Representative Expense Account, on the one hand, and by the Buyer, on the other hand, in inverse proportion to their success on the merits in the resolution of the items in dispute, and the decision of the Independent Referee with respect to the items of the Post-Closing Statement disputed by the Dispute Notice and submitted to it will be final, conclusive and binding on the parties hereto for purposes of this Article 2.  Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Independent Referee and to cause the Independent Referee to resolve any disputed items no later than thirty (30) Business Days after selection of the Independent Referee.

2.7.Payment of Purchase Price Adjustment.  Promptly, and in any event no later than the fifth (5th) Business Day, after final determination of the Purchase Price in accordance with Section 2.6:

2.7.1.if the final Purchase Price exceeds the estimated Purchase Price set forth in the Closing Certificate, then the Buyer will pay such excess amount to the ESOP Trust and the Non-ESOP Sellers by wire transfer of immediately available funds; and

2.7.2.if the final Purchase Price is less than the estimated Purchase Price set forth in the Closing Certificate, then an amount equal to such shortfall will be paid to the Buyer (a) first, from the Adjustment Escrow Sub-Account in accordance with the terms of the Escrow Agreement and (b) second, if the Adjustment Escrow Sub-Account is depleted in connection with the application of the foregoing clause (a) the remainder of such amount, at the election of the Buyer, (x) from the Indemnity Escrow Sub-Account in accordance with the terms of the Escrow Agreement or (y) by setting off against any other amounts otherwise due and payable by the Buyer to Sellers, including any Earn-Out Payment.

2.7.3.Any payments with respect to adjustments made pursuant to this Section 2.7 shall be treated as an adjustment to the cash purchase price for federal, state, local and foreign income Tax purposes except to the extent required by applicable Legal Requirements to be characterized as interest payments or in accordance with a “determination” (within the meaning of Code Section 1313(a)(1)).

2.8.Earn-Out.

2.8.1.Following the Closing, Sellers, in accordance with their percentage ownership of the Company Shares, will be eligible to receive from the Company (subject to the terms and conditions set forth in this Section 2.8) the Earn-Out Payment, if any, based on the terms and conditions forth below.

2.8.2.The Earn-Out Payment shall be determined and paid as set forth below:

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(a)Earn-Out Statement. On or prior to March 31, 2022, the Buyer shall deliver to the Sellers’ Representative a statement, certified by the Buyer’s chief financial officer (an “Earn-Out Statement”), setting forth Buyer’s calculation of the Company’s Adjusted Standalone 2021 EBITDA and the Buyer’s calculation of the Earn-Out Payment, in accordance with the sample calculation and methodologies set forth on Exhibit A hereto.

(b)Earn-Out Payment. The Earn-Out Payment amount (if any) shall be paid to the Sellers by Buyer, within fifteen (15) days of the final determination of the Earn-Out Payment as set forth in Section 2.8.2(c) below.

(c)Earn-Out Dispute Resolution.  Within sixty (60) days following receipt by the Sellers’ Representative of the Earn-Out Statement, the Sellers’ Representative and its Representatives shall have the right to examine the relevant books and records of the Acquired Companies for the Earn-Out Period to verify the accuracy of the items in such Earn-Out Statement.  If no objection from the Sellers’ Representative is made within such sixty (60)-day period, or if the Sellers’ Representative notifies the Buyer in writing that it has no objection to the Earn-Out Statement, then such Earn-Out Statement shall be deemed final and shall be deemed the final determination contemplated by Section 2.8.2(b).  If, within such sixty (60)-day period, the Sellers’ Representative sends to the Buyer in writing objections to one or more computations or recomputations of the Company’s Adjusted Standalone 2021 EBITDA, then the parties shall use their commercially reasonable efforts to resolve such dispute and their resolution shall be deemed the final determination contemplated by Section 2.8.2(b).  If within thirty (30) days after the Buyer’s receipt of the objections of the Sellers’ Representative, the parties are not able to resolve such dispute, then the matter shall be submitted to the Independent Referee to resolve the matter or matters in dispute between them and determine the Company’s Adjusted Standalone 2021 EBITDA; provided, that the Independent Referee shall not make adjustments with respect to any calculations or determinations as to which the Sellers’ Representative has not specifically objected in writing to the Buyer unless necessary by reason of the Independent Referee’s resolution of the differences between the parties. The decision of the Independent Referee as herein provided shall be conclusive, binding and final upon the parties hereto and the parties shall have no recourse to judicial intervention in respect of its determination of the Company’s Adjusted Standalone 2021 EBITDA and such determination shall be deemed the final determination contemplated by Section 2.8.2(b).  The Buyer and the Sellers’ Representative shall each pay their own costs and expenses incurred under this Section 2.8.2. The fees and expenses of the Independent Referee will be paid by the Sellers from the Sellers’ Representative Expense Account, on the one hand, and by the Buyer, on the other hand, in inverse proportion to their success on the merits in the resolution of the items in dispute.

2.8.3.The right of the Sellers to receive any Earn-Out Payment (i) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon the Sellers only the rights of a general unsecured creditor under applicable state law); (ii) will not be represented by any form of certificate or instrument; (iii) does not give the Sellers any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the Buyer’s or its Affiliates’ equity interests; (iv) are not redeemable; and (v) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (a “Transfer”), except that if the ESOP Trust is merged into another qualified retirement plan in accordance with ERISA, the ESOP Trust’s right to receive any

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Earn-Out Payment shall be assigned to such successor plan for allocation to the ESOP participants in accordance with the ESOP Amendment.  Any Transfer in violation of this Section 2.8.3 shall be null and void.

2.8.4.Subject to Section 2.8.5 below, the parties hereto acknowledge that, following the Closing, it is the intention of the parties hereto that the operation of the Acquired Companies’ business in all respects shall be exercised by the Buyer and its Affiliates in accordance with its or their own business judgment and in its or their sole and absolute discretion.  Following the Closing, by execution of this Agreement, in exchange for the consideration set forth herein, but subject to Section 2.8.5 below, the Sellers and their Affiliates and the Sellers’ Representative acknowledge, understand and agree as follows: (i) the Buyer and its Affiliates shall have complete control and sole discretion with respect to operation of the Buyer’s and its Subsidiaries’ businesses, and that this may have a material effect upon the Adjusted Standalone 2021 EBITDA, the achievability of the Earn-Out Payment and the payment of the Earn-Out Payment, if any, that may be payable hereunder and such control and discretion by Buyer and its Affiliates could result in the Earn-Out Payment not being made, (ii) the Buyer and its Affiliates have no obligation to use efforts to cause any portion of the Earn-Out Payment to be earned, and (iii) the achievement of the Earn-Out Payment is uncertain and that Buyer and the Company may not achieve results requiring the payment of any Earn-Out Payment at all, and it is therefore not assured that Buyer will be required to pay any Earn-Out Payment.  Except as set forth in Section 2.8.5 below, the parties agree that the obligations set forth in this Section 2.8.4 are the sole obligations, express or implied, relating to the efforts of Buyer regarding the Earn-Out Payment, and that neither Buyer nor any of its Affiliates or Representatives has furnished or provided, whether written or oral, any assurances or commitments regarding the achievability of the condition to the payment of any of the Earn-Out Payment or the likelihood thereof, and each Seller expressly disclaims any rights with respect to any such assurances or commitments.

2.8.5.Notwithstanding the terms of Section 2.8.4 above or otherwise, after Closing and solely during the Earn-Out Period, the Buyer (a) shall not, directly or indirectly, take any actions in bad faith with a specific intent of avoiding or reducing the Earn-Out Payment, without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld) and (b) shall use commercially reasonable efforts to permit the retained management team of the Acquired Companies to operate the Business as resourced and budgeted in the Seller’s Forecast for 2021 EBITDA attached hereto as Exhibit  F; provided that, the obligation in clause (b), shall not prevent the Buyer from causing the Acquired Companies to (i) comply with Legal Requirements and with policies and procedures applicable to Buyer’s global risk and compliance programs, and (ii) collaborate with other Buyer colleagues to strengthen the performance of the Acquired Companies. Buyer represents, warrants and covenants that none of Buyer’s or its Affiliates’ existing credit agreements, lines of credit, loans or similar arrangements will prohibit payment of the Earn-Out Payments when due and payable. Notwithstanding the foregoing, clause (b) of the first sentence of this Section 2.8.5 shall not permit, or be interpreted to permit, the management teams of the Acquired Companies to pull forward customer orders from 2022 into 2021, or delay expenses or hires that should be incurred in 2021 with a specific intent to increase the Adjusted Standalone 2021 EBITDA.

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2.8.6.U.S. Buyer hereby guarantees the full, complete and timely performance by the Company of its payment obligation under this Section 2.8 if due and payable.  The guaranty contained in this Section 2.8.6 is a guaranty of payment and not of collection. Notwithstanding any other provision of this Section 2.8.6, the Earn-Out Payment, if any, shall be an addition to the purchase price paid to the Sellers by the U.S. Buyer in exchange for the Company Shares for all foreign, federal and state income tax purposes.

2.9.Withholding. The Buyer and any other applicable withholding agent will be entitled to deduct and withhold, or cause the Escrow Agent to deduct and withhold, from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Legal Requirement to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary herein, any compensatory payments to current or former employees payable in connection with the Contemplated Transactions will be made through the payroll system of the applicable Acquired Company, subject to applicable withholding.

3.	REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES.

In order to induce the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, as follows:

3.1.Organization.  Schedule 3.1 sets forth for each Acquired Company its name, jurisdiction of organization and a true and correct list of its managers, directors and officers.  Each Acquired Company is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) duly qualified to do business and in good standing in each jurisdiction where such qualification is required, except where the failure to so qualify has not had, and is not reasonably likely to have, a Material Adverse Effect.  The Company has delivered, or with respect to the minute books will deliver at Closing, to the Buyer true, accurate and complete copies of (x) the organizational documents of each Acquired Company and (y)  minute books of each Acquired Company, to the extent thereof which contain records of all meetings held of, and other corporate or other entity actions taken by, its stockholders (or equity holders), board of directors (or equivalent body) and any committees appointed by its board of directors (or equivalent body).  Schedule 3.1 also sets forth a list of (a) any Person that has merged with or into an Acquired Company, (b) any Person a majority of whose Capital Stock has been acquired by an Acquired Company, (c) any Person all or substantially all of whose assets have been acquired by an Acquired Company and (d) any prior names of an Acquired Company or any Person described in the foregoing clauses (a) through (c) (each such Person, a “Predecessor”).

3.2.Power and Authorization.  The execution, delivery and performance by each Acquired Company of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of each Acquired Company and have been duly authorized by all necessary action on the part of each Acquired Company.  This Agreement and each Ancillary Agreement to which each Acquired Company is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by each Acquired Company and

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(b) is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of such Acquired Company, enforceable (subject to the Enforceability Exceptions) against each such Acquired Company in accordance with its terms.  Each Acquired Company has the full power and authority necessary to own and use its Assets and carry on the Business.

3.3.Authorization of Governmental Authorities.  Except as disclosed on Schedule 3.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, or notice to, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by any Acquired Company of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) consummation of the Contemplated Transactions by each Acquired Company.

3.4.Noncontravention.  Except as disclosed on Schedule 3.4, neither the execution, delivery and performance by an Acquired Company or any Seller of this Agreement or any Ancillary Agreement to which he, she or it is (or will be) a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 3.3, violate any Legal Requirement applicable to an Acquired Company; (b) result in the modification, acceleration, termination, breach or violation of, or default under, any  Contract of any Acquired Company; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any  Contract of any Acquired Company; (d) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset; or (e) result in a breach or violation of, or default under, the organizational documents of any Acquired Company.

3.5.Capitalization of the Acquired Companies.  The entire authorized Capital Stock of each Acquired Company is as set forth on Schedule 3.5. All of the outstanding shares or other units of Capital Stock of each Acquired Company have been duly authorized, validly issued, and are fully paid and non-assessable.  None of the Acquired Companies has violated the 1933 Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights, or any claims thereof, of any Person in connection with the issuance or redemption of any of its equity interests.  No Acquired Company holds any shares of its Capital Stock in its treasury. All of the outstanding equity interests of the Company are held of record and beneficially owned by the Persons and in the respective amounts set forth on Schedule 3.5. The Company has delivered to the Buyer true, accurate and complete copies of the ledger of the Company and the China Subsidiary, which reflects all issuances, transfers, repurchases, redemptions and cancellations of shares (or other units) of its Capital Stock. All of the Company’s Subsidiaries have been solely owned by the Company from the date of formation or organization. All of the outstanding equity interests in each of the Company’s Subsidiaries are set forth on Schedule 3.5 and are validly issued, fully paid and non-assessable. The Company is the beneficial owner (and the Company or the Company’s Subsidiary listed on Schedule 3.5 is the record owner) of all of the equity interests in the Company’s Subsidiaries and holds such equity interests free and clear of all Encumbrances except as are imposed by applicable securities laws. Except as disclosed on Schedule 3.5: (a) there are no preemptive rights or other similar rights in respect of any equity interests in any Acquired Company, (b) except as imposed by applicable securities laws, there are no Encumbrances on, or other Contracts relating to, the ownership, transfer or voting of any equity interests in any Acquired Company, or otherwise affecting the rights of any holder of the equity interests in any

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Acquired Company, (c) except for the Contemplated Transactions, there is no Contract, or provision in the organizational documents of any Acquired Company, which obligates it to purchase, redeem or otherwise acquire, or make any payment in cash, kind or otherwise (including any dividend or distribution) in respect of, any equity or equity-based interests in any Acquired Company and (d) there are no existing rights with respect to registration under the 1933 Act of any equity interests in any Acquired Company. No Acquired Company directly or indirectly owns or controls, and has never directly or indirectly owned, any Capital Stock in any Person which is not a Subsidiary of the Company.

3.6.Financial Matters.

3.6.1.Financial Statements.  Attached to Schedule 3.6.1 are copies of each of the following:

(a)the consolidated balance sheet of the Acquired Companies as at December 31, 2020 (respectively, the “Most Recent Balance Sheet,” and the “Most Recent Balance Sheet Date”), December 31, 2019 and December 31, 2018 and the related consolidated statements of income, cash flow and changes in equity of the Acquired Companies for the fiscal years then ended, in each case as reviewed by the Acquired Companies’ independent accountant, accompanied by any notes thereto and the report of the Acquired Companies’ independent accountant (collectively, the “Reviewed Financials”); and

(b)the trial balances and consolidated revenue as of and for the five (5) months ended May 31, 2021 (the “Interim Financials” and, together with the Reviewed Financials, the “Financials”).

3.6.2.Compliance with Accounting Principles, etc.  Except as disclosed on Schedule 3.6.2, (a) the Financials (including any notes thereto) (i) are accurate and complete and were prepared in good faith and in accordance with the books and records of the Acquired Companies (which books and records were and are accurate and complete and reflect actual, bona fide transactions) and (ii) fairly present the consolidated financial position of the Acquired Companies as at the respective dates thereof and the consolidated results of the operations of the Acquired Companies and changes in financial position for the respective periods covered thereby and (b) the Reviewed Financials have been prepared in accordance with the Accounting Principles, consistently applied.

3.6.3.Inventory.  All inventory of the Acquired Companies consists of a quality, quantity, and condition usable and salable at normal prices or profit margins in the Ordinary Course of Business, except to the extent of any reserves reflected on the Most Recent Balance Sheet.  Except as set forth on Schedule 3.6.3, none of the inventory reflected on the Most Recent Balance Sheet is obsolete below-standard quality and none of the inventory has been written off or written down to net realizable value in the Most Recent Balance Sheet.  The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.  Except as disclosed on Schedule 3.6.3, the inventory of the Acquired Companies is located entirely in the Facilities. To the Company’s Knowledge, all finished goods are free of any material defect or deficiency.

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3.7.Absence of Undisclosed Liabilities.  No Acquired Company has any Liabilities, except for (a) Liabilities set forth on the face of the date of the most recent Reviewed Financials, (b) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any tort or infringement or breach or violation of, or default under, a Contract or Legal Requirement), (c) executory obligations under Contracts (none of which Liabilities relate to any breach of contract, breach of warranty, tort, infringement or violation of a Legal Requirement) and (d) Liabilities set forth on Schedule 3.7.

3.8.Absence of Certain Developments.  Since the Most Recent Balance Sheet Date and except as provided in this Agreement, the Business has been conducted in the Ordinary Course of Business and, except for the matters disclosed on Schedule 3.8, no Acquired Company has taken any action, nor have any events, facts or circumstances occurred, that would have been in violation of, or prohibited by, Section 6.2 hereof if such action, event, facts or circumstances has occurred after the date hereof.

3.9.Debt.  None of the Acquired Companies has any Liabilities in respect of Debt except as set forth on Schedule 3.9.  For each item of Debt, Schedule 3.9 correctly sets forth the debtor, the principal amount of the Debt, the creditor, the maturity date, and the collateral, if any, securing the Debt.

3.10.Ownership of Assets; Sufficiency.  The Acquired Companies have sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other Contract, a sole and exclusive, enforceable (subject to the Enforceability Exceptions) leasehold interest in, or right to use, all of the tangible personal property used in the Business.  The Assets comprise all of the assets, properties and rights of every type and description used in or necessary to the conduct of the Business and are adequate and sufficient to conduct the Business.  All material items of machinery, equipment and other tangible assets of the Acquired Companies are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used, are in good operational working order, operating condition and state of repair (ordinary wear and tear excepted), and have been installed, serviced and maintained in accordance with industry standards and in a manner that would not void or limit the coverage of any warranty thereon.  Except as disclosed on Schedule 3.10, none of the real or personal property of the Acquired Companies is subject to any Encumbrance other than any Permitted Encumbrance.

3.11.Accounts Receivable; Accounts Payable.

3.11.1.Accounts Receivable.  All accounts and notes receivable reflected on the Most Recent Balance Sheet, have arisen or will arise in the Ordinary Course of Business and, to the Company’s Knowledge, (a) there are no material disputes, contests, claims, counterclaims, or setoffs with respect to such accounts and notes receivable that have not been reserved for in the Financials and (b) all such accounts and notes receivable have been, or will be, collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms (subject to any applicable reserves reflected on the Most Recent Balance Sheet).

3.11.2.Accounts Payable. All accounts and notes payable of the Company, whether reflected on the Most Recent Balance Sheet or subsequently created, are valid payables that have arisen from bona fide transactions in the Ordinary Course of Business consistent with

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past practices.  Since the Most Recent Balance Sheet Date, the Company has paid its accounts and notes payable in the Ordinary Course of Business and in a manner which is consistent with past practices.

3.12.Real Property.

3.12.1.Schedule 3.12 sets forth a true, correct and complete list, including addresses, of (a) all real property owned or previously owned in fee by any of the Acquired Companies (the “Owned Real Property”) and (b) each leasehold interest in real property leased, subleased, or licensed to or by, or for which a right to use or occupy has been granted to or by, any of the Acquired Companies (the “Leased Real Property”, and together with the current Owned Real Property, the “Real Property”). Schedule 3.12 also identifies, (i) with respect to each Owned Real Property, the Acquired Company that is the owner or former owner of such Owned Real Property, and (ii) with respect to each Owned Real Property that is currently owned by any of the Acquired Companies, the tax identification number(s) for such Owned Real Property and all Persons that use or occupy such Owned Real Property in addition to the owner, if any.  Schedule 3.12 also identifies, with respect to each Leased Real Property, each lease, sublease, license or other Contract (including all amendments and modifications thereto) under which such Leased Real Property is occupied or used, including the date of and legal name of each of the parties to such lease, sublease, license or other Contract (each a “Real Property Lease”, and collectively, the “Real Property Leases”).  The Real Property comprises all of the real property used in the operation of the Business.

3.12.2.Except as set forth in Schedule 3.12, an Acquired Company has good and clear, record and marketable fee simple title in and to each of the Owned Real Properties, free and clear of all Encumbrances other than Permitted Encumbrances.  Except as set forth in Schedule 3.12, there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts granting to any Person (other than any Acquired Company) the right of use or occupancy of the Real Property and there is no Person (other than any Acquired Company) in possession of any portion of the Real Property.

3.12.3.An Acquired Company has a valid leasehold interest in and to each of the Leased Real Properties, free and clear of all Encumbrances other than Permitted Encumbrances.  The Company has delivered to the Buyer accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, together with extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment  Contracts related thereto.   With respect to each Real Property Lease that is a sublease, to the Company’s Knowledge, the representations and warranties in this Section 3.12.3 are correct with respect to the underlying lease.

3.12.4.The current use of the Real Property is, in all material respects, in accordance with the certificates of occupancy relating thereto and the terms of any Permits relating thereto.  The Real Property and its current use, occupancy and operation by the Acquired Companies and the Facilities located thereon do not (a) constitute a nonconforming use or structure under, and are not in breach or violation of, or default under, any applicable building, zoning, subdivision or other land use or similar Legal Requirements, or (b) otherwise

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violate or conflict with any covenants, conditions, restrictions or other Contracts, including the requirements of any applicable Encumbrances thereto.

3.12.5.To the Company’s Knowledge, there is no pending or threatened appropriation, condemnation or similar Action affecting the Real Property.  There has been no material destruction, damage or casualty with respect to the Real Property.

3.12.6.None of the Facilities currently existing on the Real Property encroaches upon any real property of, or easement held by, any other Person.  No facility of any other Person encroaches on the Real Property.  Each Facility on the Real Property is supplied with utilities and other services necessary for the operation of such Facility as the same is currently operated or currently proposed to be operated, all of which utilities and other services are provided via public roads or via permanent, irrevocable appurtenant easements benefiting the Real Property.  Each parcel of Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the parcel of Real Property, in each case, to the extent necessary for the conduct of the Business.

3.12.7.The Facilities, including all buildings, structures, equipment and improvements that are located on or constitute part of the Real Property, are in good operating condition and repair (subject to normal wear and tear), and are suitable, adequate and sufficient in all material respects for the purposes for which such Facilities are used.  There are no defects in the roof, footings, foundation, sprinkler mains, structural, mechanical and HVAC systems and masonry walls in any of the improvements upon the Real Property other than (a) defects resulting from normal wear and tear, (b) defects that have not had and would not be reasonably likely to have an effect on the operation of the business operated on such parcel of Real Property, or (c) defects that would be reasonably expected to be repaired through the ordinary course maintenance or capital improvement program of the Acquired Companies prior to having such effect.  All Permits necessary in connection with any construction upon, and present use and operation of, the Real Property and the lawful occupancy thereof have been issued by the appropriate Governmental Authorities.

3.13.Intellectual Property.

3.13.1.Company IP.  Except as disclosed on Schedule 3.13.1, the Acquired Companies solely own, license, or otherwise have the valid and enforceable right to use all Company Technology and all Company Intellectual Property Rights, free and clear of any Encumbrances other than Permitted Encumbrances, and without any conflict with, or infringement of, the rights of any third parties.  The Acquired Companies will continue to own, license or have the right to use such Company Intellectual Property Rights immediately following the Closing to the same extent as prior to the Closing.  The Company Intellectual Property Rights and Company Technology include all of the Intellectual Property Rights and Technology used in or necessary for the conduct of the Business.  Except for the Technology and Intellectual Property Rights licensed to the Acquired Companies under the Inbound IP Contracts identified on Schedule 3.13.4 and to the extent provided in such Inbound IP Contracts, none of the Company Technology or Company Intellectual Property Rights is in the possession, custody, or control of any third Person.

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3.13.2.Infringement.  Except as disclosed on Schedule 3.13.2, none of the Acquired Companies nor any Predecessor (a) has interfered with, infringed upon, diluted, misappropriated, or violated any Intellectual Property Rights of any Person, (b) has received any charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property Rights of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person), or (c) is party to any Contract  imposing any Liability to defend or indemnify any Person for or against any interference, infringement, dilution, misappropriation or violation with respect to any Intellectual Property Rights.  No Person has interfered with, infringed upon, diluted, misappropriated, or violated any Company Intellectual Property Rights, and no Acquired Company brought any claim or given notice to any Person alleging any of the foregoing.

3.13.3.Scheduled IP.  Schedule 3.13.3 identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, domain names, social media accounts and handles, registered design rights, material proprietary software systems developed by or on behalf of an Acquired Company, and other forms of registered Intellectual Property Rights and applications therefor, validly owned by, purported to be owned by, or exclusively licensed to an Acquired Company (collectively, the “Company Registrations”).  Schedule 3.13.3 also identifies each trade name, each unregistered trademark, service mark, or trade dress, and each unregistered copyright owned or exclusively licensed by an Acquired Company that, in each case, is material to the Business.

3.13.4.IP Contracts.  Schedule 3.13.4 identifies each Contract (a) under which an Acquired Company uses or licenses an item of Company Technology or Company Intellectual Property Rights that any Person besides an Acquired Company owns (the “Inbound IP Contracts”) other than Off-the-Shelf Software and (b) under which an Acquired Company has granted any Person any right or interest in Company Intellectual Property Rights including any right to use any item of Company Technology (the “Outbound IP Contracts” and together with the Inbound IP Contracts, the “IP Contracts”). For the purposes of the foregoing, “Off-the-Shelf Software” means software, other than open source software, obtained from a third party (i) on general commercial terms and that continues to be widely available on such commercial terms, (ii) that is not distributed with or incorporated in any product or services of any Acquired Company, (iii) that is used for business infrastructure or other internal purposes and (iv) that  has been licensed for fixed payments of less than $25,000 in the aggregate or annual payments of less than $25,000 per year.

3.13.5.Confidentiality and Invention Assignments.  The Acquired Companies have maintained commercially reasonable practices to protect the confidentiality of any confidential information or trade secrets disclosed to, owned or possessed by them and have required any employee or third party with access to an Acquired Company’s confidential information or trade secrets (which access has been limited to those with a legitimate need to know) to execute enforceable Contracts requiring them to maintain the confidentiality thereof  and use it only for the benefit of the Acquired Companies. Copies of such Contracts have been made available to the Buyer. The Acquired Companies are not in breach of and have not breached any obligations or undertakings of confidentiality which they owe or have owed to any third party. All current and former employees and contractors who have developed or contributed to material Company Intellectual Property Rights have executed enforceable

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Contracts that irrevocably assign to the Acquired Companies all of such Person’s respective rights relating to such Intellectual Property Rights.

3.13.6.Privacy and Data Security.  The Acquired Companies’ Processing of any Sensitive Data is in compliance with all applicable privacy policies, terms of use, Legal Requirements, and Contracts applicable to any Acquired Company or to or by which any Acquired Company is bound.  The Acquired Companies maintain policies and procedures regarding data security and privacy and maintain administrative, technical, and physical safeguards that are commercially reasonable and, in any event, in compliance with all applicable Legal Requirements and Contracts applicable to any Acquired Company or to or by which any Acquired Company is bound.  To the Company’s Knowledge, there has been no (a) Security Breaches, (b) unauthorized access or unauthorized use of any of the Company Technology, or (c) any unauthorized access or acquisition of any Personal Data or confidential business information used by the Acquired Companies or maintained by a third party service provider on behalf of the Acquired Companies; and no Person has given notice to any of the Acquired Companies of any such breach or violation. The Acquired Companies have not notified in writing, or been required by applicable Legal Requirements, Governmental Authorities or other Privacy Obligation to notify in writing, any Person of any Security Breach.  The Acquired Companies have implemented and maintain an information security program that is comprised of reasonable and appropriate organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of the Company Technology and all Sensitive Data the Acquired Companies Process that are consistent with all Legal Requirements and Contracts applicable to the Acquired Companies.

3.13.7.Technology.  The Acquired Companies (i) lawfully own, lease or license all Company Technology and such Company Technology is reasonably sufficient for the immediate and anticipated needs of the Acquired Companies, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner, and (ii) will continue to have such rights immediately after the Closing. The Company Technology does not contain any viruses, bugs, vulnerabilities, faults or other disabling code that could (i) significantly disrupt or adversely affect the functionality or integrity of any Company Technology, or (ii) enable or assist any Person to access without authorization any Company Technology or to maliciously disable, maliciously encrypt, or erase any Software, hardware, or data. In the past two (2) years, there has been no failure or other substandard performance of or any security incident involving any Company Technology that has caused a material disruption in the operations of the business operated by the Acquired Companies.  The Acquired Companies maintain commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities and test such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.  To the Company’s Knowledge, the Company Technology does not and has not contained any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” malware or other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable, maliciously encrypt or erase Software, hardware, or data.  The Acquired Companies are not in breach of any of their Contracts relating to the Company Technology.  The Acquired Companies have not been subjected to an audit of any kind in connection with any Contract pursuant to which they use any third-party Technology, nor received any notice of intent to conduct any such audit.  No funds from any Governmental Entity were used in the development of any of the

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Company Intellectual Property Rights, and none of the Company Intellectual Property Rights was first produced in the performance of any Government Contract.  No Governmental Entity has been or is currently entitled to claim any rights (including license rights) in: (i) any “Technical Data” (as defined below) included in or related to any of such Company Intellectual Property Rights other than “Limited Rights” (as defined below), (ii) any “Computer Software” (as defined below) included in such Company Intellectual Property Rights other than “Restricted Rights” (as defined below), (iii) any patents or patentable invention included in such Company Intellectual Property Rights or (iv) any copyright included in such Company Intellectual Property Rights. No Acquired Company has provided any Governmental Entity with any Technical Data, Computer Software or Software in the performance of any Government Contract.  The terms “Technical Data”, “Restricted Rights”, “Computer Software”, “Limited Rights” and “Restricted Rights” have the meanings set forth in 48 C.F.R. Section 52.227-7013 and 48 C.F.R. Section 252.227-7014, as applicable.

3.14.Legal Compliance; Illegal Payments; Permits.

3.14.1.No Acquired Company is in breach or violation of, or default under, and has not at any time during the previous five years been in breach or violation of, or default under: (a) its organizational documents nor, to the Company’s Knowledge, is there a basis which could constitute such a breach, violation or default; or (b) any Legal Requirement nor, to Company’s Knowledge, is there a basis which could constitute such a breach, violation or default, except for breaches, violations or defaults disclosed on Schedule 3.14.1.   During the previous five years, no written notices have been received by, and no Actions have been asserted against, any Acquired Company alleging a violation of any Legal Requirement, and no Acquired Company has been subject to any adverse inspection, finding, investigation, penalty assessment, audit or other compliance or enforcement action.  In the conduct of the Business, no Acquired Company nor any of its directors, managers, contractors, officers, employees or agents, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder an Acquired Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

3.14.2.Each Acquired Company has been duly granted and holds all Permits under all Legal Requirements necessary for the conduct of the Business and the lawful occupancy, use and operation of the Real Property.  Schedule 3.14.2 describes each such Permit affecting, or relating to, the Assets or the Business together with the Governmental Authority or other Person responsible for issuing such Permit.  Except for any Permits marked with an asterisk (*) on Schedule 3.14.2, (a) such Permits are valid and in full force and effect, (b) no Acquired Company is in breach or violation of, or default under, any such Permit, and, to the Company’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation nor default and (c) such Permits will continue to be valid and in full force and effect, on identical terms following the consummation of the Contemplated Transactions.

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3.15.Tax Matters.

3.15.1.Except as set forth on Schedule 3.15.1, each Acquired Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it in accordance with all Legal Requirements.  Except as set forth on Schedule 3.15.1, no Acquired Company has asked for any extension of time in order to file any Tax Return.  All such Tax Returns were true, correct and complete in all material respects.  All Taxes owed by each Acquired Company (whether or not shown on any Tax Return) have been timely paid in full.  Except as set forth on Schedule 3.15.1, no Action has ever been asserted  by an authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by or be required to file Tax Returns in that jurisdiction, and, to the Company’s Knowledge, there is no basis for any such  Action to be asserted.  There are no Encumbrances with respect to Taxes upon any Asset other than liens for current Taxes not yet due and payable.

3.15.2.Each Acquired Company has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, equity holder, member or other third party, and each Acquired Company has complied with all reporting and recordkeeping requirements.

3.15.3.The unpaid Taxes of the Acquired Companies (i) did not, as of the Most Recent Balance Sheet Date, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not, as of the Closing Date, exceed the amount of Taxes reflected in Debt.

3.15.4.To the Company’s Knowledge, there is no Action concerning any Tax Liability of any Acquired Company pending or otherwise asserted by a Governmental Authority.  The Company has provided or made available to the Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by any Acquired Company since December 31, 2014.

3.15.5.No Acquired Company has waived any statute of limitations in respect of Taxes or Tax items.  No Acquired Company has agreed to or is a beneficiary of any extension of time with respect to any Tax deficiency, any Tax that may be assessed or collected, or any adjustment to any Tax Return that may be made.  No Acquired Company has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.  No closing agreements, private letter rulings, technical advice memoranda or similar Contracts or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of any Acquired Company.

3.15.6.No Acquired Company has made any payments, or has been or is a party to any Contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law)

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or that were not or would not be deductible under Code Sections 162 or 404 or that were or will be required to be included in gross income under Code Section 409A(a)(1)(A).

3.15.7.No Acquired Company has been a “distributing corporation” or a “controlled corporation” within the meaning of Code Section 355(a)(1)(A).

3.15.8.No Acquired Company has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than the “affiliated group” the common parent of which is the Company).  No Acquired Company is a party to any Contract relating to Tax sharing or Tax allocation.  No Acquired Company has any Liability for the Taxes of any Person (other than an Acquired Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, by Contract or otherwise.

3.15.9.No Acquired Company is or has been required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision (including of state, local or foreign Tax Legal Requirements) by reason of any change in any accounting methods, or will be required to make such an adjustment as a result of the Contemplated Transactions or to include any item in taxable income post-Closing (or exclude any item of deduction or loss post-Closing) as a result of such section, any similar provision, or any change in accounting methods for Tax purposes, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes.  No Governmental Authority has proposed any such adjustment or change in accounting method.

3.15.10.No Acquired Company will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Legal Requirements) executed on or prior to the Closing Date, (b) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax Legal Requirements), (c) installment sale or open transaction disposition made on or prior to the Closing Date, (d) any prepaid amount received on or prior to the Closing Date, (e) election under Code Section 965(h) (or any similar election under state or local law) or (f) any change in Legal Requirements.

3.15.11.No Acquired Company owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any documentary, stamp, or other transfer Tax.

3.15.12.Neither the Sellers nor the Acquired Companies have participated in or are currently participating in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any “tax shelter” within the meaning of Code Section 6662.

3.15.13.The Company is not a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

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3.15.14.Since December 31, 2019, no Acquired Company has made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, amended any Tax Return, waived or extended any statute of limitations in respect of Taxes, surrendered any right to claim a refund of Taxes, settled or compromised (or entered a closing agreement with respect to) any Action in respect of Taxes, entered into any Contract in respect of Taxes with any Governmental Authority, or taken any action that could increase the Taxes of any Acquired Company for any period ending after the Closing Date or decrease any Tax attribute of any Acquired Company existing on the Closing Date.

3.15.15.There is no unclaimed property or escheat liability owed to a Governmental Authority with respect to the property or other assets held or owned by any of the Acquired Companies.

3.15.16.The Company has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 since July 1, 2001.  Prior to July 1, 2001, the Company was a C Corporation. The Company has no potential liability for Taxes under Code Section 1374 or Section 1375 or any similar provisions of foreign, state or local law.

3.15.17.The Company has not made any election to defer any payroll Taxes under the CARES Act.

3.15.18.Schedule 3.15.17 sets forth the U.S. federal income Tax classification of each of the Acquired Companies since their respective dates of formation.

3.16.Employee Benefit Plans.

3.16.1.For purposes of this Agreement, “Employee Plan” means any plan, program, arrangement, Contract or policy, whether or not reduced to writing, whether or not subject to ERISA, and whether covering a single individual or a group of individuals, that is (a) a “welfare plan” within the meaning of Section 3(1) of ERISA, (b) a “pension plan” within the meaning of Section 3(2) of ERISA, (c) a profits interest, stock bonus, stock purchase, stock option, restricted stock, phantom stock, stock appreciation right or similar equity or equity-based plan, program, arrangement, Contract or policy or (d) any other employment (including offer letters), consulting, independent contractor, salary continuation, termination, severance, deferred compensation, retirement, pension, welfare-benefit, post-retirement health or welfare benefit, bonus, commission or other cash incentive compensation, profit-sharing, savings, retention, change-of-control, fringe-benefit, cafeteria, vacation or other paid time-off, disability, death benefit, hospitalization, medical, life insurance or other similar plan, program, arrangement, Contract or policy.

3.16.2.Schedule 3.16.2 sets forth a true, complete and correct list of all Employee Plans that an Acquired Company sponsors, maintains, contributes to or is obligated to contribute to for the benefit of any current or former employee, officer, director, independent contractor, or other service provider of an Acquired Company or the beneficiaries or dependents of any such Person, or with respect to which an Acquired Company has any Liability (each a “Company Plan”).  With respect to each Company Plan, the Company has delivered to the Buyer true, accurate and complete copies of each of the following, as applicable:  (a) if the plan has been reduced to writing, the plan document together with all

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amendments thereto, (b) if the plan has not been reduced to writing, a written summary of all material plan terms, (c) copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar Contracts, and investment management or investment advisory Contracts, (d) copies of any summary plan descriptions (including any summary of material modifications), employee handbooks or similar employee communications, (e) in the case of any plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination or opinion letter from the IRS and any related correspondence (f) a copy of the most recently filed Forms 5500, including all schedules and attachments, and (g) all non-routine correspondence (including any applications or submissions under any voluntary correction programs) with any Governmental Authority relating to such plan within the preceding six (6) years.

3.16.3.Except as set forth on Schedule 3.16.3, none of the Acquired Companies or any Person that is or would in the past six (6) years have been an ERISA Affiliate of an Acquired Company maintains, contributes to, is required to contribute to, or has any Liability, or has at any time in the past six (6) maintained, contributed to or been required to contribute to, or has had any Liability with respect to, any (i) plan that is subject to Title IV of ERISA, Section 302 of ERISA or Code Section 412, including, without limitation, any “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA or (iii) any “multiple employer plan,” as described in Code Section 413(c).

3.16.4.Each Company Plan that is intended to be qualified under Code Section 401(a) is covered by a favorable IRS determination or opinion letter to the effect that the form of the plan is so tax qualified upon which it can rely, and no fact or event has occurred since the date of such determination or opinion letter that could reasonably be expected to adversely affect such qualification or otherwise result in material Liability to any Acquired Company.  Each Company Plan, including any associated trust or fund, has been established, maintained, operated, funded, and administered in all material respects in accordance with its terms, and in compliance with applicable Legal Requirements.  No Acquired Company nor fiduciary, trustee or administrator of any Company Plan, has engaged in any non-exempt Prohibited Transaction with respect to any Company Plan that could subject any such Company Plan, or any Acquired Company, to any Liability.  Each Company Plan that is a tax-qualified defined contribution plan, other than the ESOP, is an “ERISA Section 404(c) Plan” within the meaning of the applicable Department of Labor regulations.

3.16.5.All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis or, to the extent not yet due, have been properly accrued in accordance with the Accounting Principles.

3.16.6.There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans.  Except as set forth on Schedule 3.16.6, no Company Plan is or, within the last six (6) years, has been the subject of an Action, examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program. Specifically, but not in limitation of the forgoing, there is no Action (i) pending or threatened against or affecting the Acquired Companies by the ESOP or

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any Governmental Authority or (ii) pending or, threatened against or affecting the ESOP, the ESOP Trustee or the Acquired Companies with respect to the ESOP by any of its participants, any Governmental Authority or any other Person. To the Company’s Knowledge, neither the ESOP nor any of the ESOP participants has any basis for any claim against the Acquired Companies or the ESOP Trustee (or any other fiduciary).

3.16.7.Except as required under Section 601 et seq. of ERISA at the sole expense of the applicable participant, no Company Plan provides for, and no Acquired Company has or could have any Liability with respect to, benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

3.16.8.Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable regulations) is and has at all times been in compliance in form and operation with the applicable requirements of Code Section 409A and the regulations and guidance promulgated thereunder.

3.16.9.Except as contemplated by this Agreement with respect to the ESOP, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in connection with any other event) (a) result in any payment (whether of Compensation, termination or severance pay or otherwise) becoming due to any current or former employee, officer, director, independent contractor, or other service provider of any Seller or any Acquired Company, (b) cause or result in the acceleration of vesting or payment of, or increase the amount of, any Compensation or benefit payable under, or the required funding of, any Company Plan, or (c) limit or restrict the ability of the Acquired Companies, Buyer or any of their respective Affiliates to merge, amend or terminate any of the Company Plans or any related Contract, or (d) result in the forgiveness of any Debt of any current or former officer, director, employee, independent contractor, or other service provider.

3.17.ESOP.

3.17.1.The ESOP constitutes an “employee stock ownership plan” within the meaning of Code Section 4975(e)(7) and Section 407(d)(6) of ERISA.  The Company Shares held by the ESOP Trust constitute “employer securities” as defined in Code Section 409(l) and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA. The ESOP Trust is a trust duly created and is validly existing under applicable Legal Requirements. The ESOP Trustee has been duly appointed as the trustee of the ESOP Trust.

3.17.2.The Company has previously made available to the Buyer, as of the December 31, 2020 allocation date under the ESOP: (i) a list of all participants in the ESOP with an account balance (whether or not currently employed); (ii) the vesting percentage applicable to each such account balance; (iii) the number of outstanding shares of Company Shares allocated to each such participant; (iv) the contributions, by date and amount, made by the Company to the ESOP; and (v) for each purchase of outstanding Company Shares by the ESOP, the date of purchase, the seller(s), the number of shares purchased, any financing arrangements and the consideration paid therefor.

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3.17.3.The execution, delivery and performance by the ESOP Trustee of this Agreement and each ancillary agreement to which the ESOP Trustee is or will be a party and the consummation by the ESOP Trustee and ESOP Trust of the Contemplated Transactions are within the ESOP Trustee’s powers and authority and have been duly and validly authorized and approved by all necessary action on the part of the ESOP Trustee and the ESOP Trust, and, subject to satisfaction of the closing conditions set forth in Article 7, no other actions or proceedings on the part of the ESOP Trustee or ESOP Trust are necessary in order to authorize the execution, delivery and performance by the ESOP Trustee or ESOP Trust of this Agreement and each ancillary agreement to which the ESOP Trustee or ESOP Trust is or will become a party.

3.17.4.Except for the ESOP Loan, the ESOP Trust has no outstanding indebtedness to the Acquired Companies or any other Person.

3.17.5.None of the execution, delivery or performance by the ESOP Trustee and ESOP Trust of this Agreement and any Ancillary Agreement to which it is a party and the consummation of the Contemplated Transactions has resulted in or is reasonably expected to result in (a) a Prohibited Transaction or (b) a disposition in violation of Code Section 4978.  No ESOP fiduciary has or is reasonably expected to have any Liability for breach of fiduciary duty in connection with the execution, delivery or performance of this Agreement, the sale of the ESOP Shares or the other Contemplated Transactions.

3.17.6.Schedule 3.17.6 sets forth all service agreements and documents that provide for indemnification of the ESOP Trustee, the ESOP Trustee’s Independent Financial Advisor or any fiduciary of the ESOP or such fiduciary’s financial advisors in connection with the consummation of the sale of the ESOP Shares and other Contemplated Transactions or in connection with any prior transactions involving the ESOP.

3.17.7.With respect to the ESOP, (a) there is no requirement other than required by the ESOP or applicable Legal Requirement that ESOP participants consider, vote upon or otherwise instruct the ESOP Trustee on the sale of the ESOP Shares or the Contemplated Transactions; (b) the fiduciaries of the ESOP have properly discharged their fiduciary duties with respect to all material aspects of the establishment and operation of the ESOP, including valuing the ESOP Shares, voting the ESOP Shares, and making participant distributions; and (c) through and including the Closing Date, all activities carried on by the ESOP in respect of “employer securities” (as defined in Code Section 409(l)), including any repurchases by the Company of “employer securities” (as defined in Code Section 409(l)) from distributees of the ESOP, have been conducted on the basis of valuations upon which the Company could reasonably rely, prepared by an independent appraiser meeting the requirements of Code Section 401(a)(28)(C).

3.17.8.The ESOP has at all times complied with the voting requirements of Code Section 409(e) and the valuation requirements of Section 408(e) of ERISA.  Except as provided in the ESOP Amendment, the execution, delivery and performance by the ESOP Trust of this Agreement and each Ancillary Agreement to which the ESOP Trust is a party, and the consummation of the sale of the ESOP Shares and the other Contemplated Transactions, do not and will not contravene, conflict with, violate, result in a breach of the terms conditions or provisions of, constitute a default (or an event that with or without notice

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or lapse of time or both would become a default) under, or give rise to any rights of acceleration, amendment, termination or cancellation or to a loss of any rights under, the Plan, the trust agreement governing the ESOP Trust or any other Contract to which the ESOP Trust is a party or by which the ESOP Trust or any of its assets or properties is bound, including any loan agreement or any provision of the Seller’s organizational documents.

3.17.9.As of the date of the execution of this Agreement, the ESOP Trustee has received a preliminary opinion of the ESOP Trustee’s Independent Financial Advisor dated as of the date of this Agreement (the “Preliminary ESOP Fairness Opinion”) that, subject to receipt of the ESOP Fairness Opinion at Closing, (a) the purchase price to be received by the ESOP Trust for the ESOP Shares held by the ESOP Trust and sold by the ESOP Trust pursuant to this Agreement is not less than the fair market value (as such term is used in determining “adequate consideration” under Section 3(18) of ERISA) of such ESOP Shares as of the Closing Date, and (b) the terms of the Contemplated Transactions, taken as a whole, are fair and reasonable to the ESOP Trust from a financial point of view.

3.17.10.The ESOP has at all times complied with the requirements of Code Section 409(p).

3.17.11.The ESOP has at all times been a permissible shareholder of the Company under applicable Legal Requirements.

3.18.Environmental Matters.

3.18.1.Except as set forth in Schedule 3.18:

(a)the Acquired Companies are, and at all times since January 1, 2017 have been, in material compliance with all Environmental Laws, which such compliance includes possessing and materially complying with all material Permits required by Environmental Laws, and no Action is pending or, to the Company’s Knowledge, threatened, the effect of which would be to terminate, suspend, not renew or materially modify any such Permit;

(b)except for matters that have been resolved, no Acquired Company has received any notice or request for information regarding any Action or claim involving an Acquired Company or the Real Property that relates to any actual or alleged violation of, Liability under, or investigatory, remedial or corrective obligations pursuant to, Environmental Law, and to the Company’s Knowledge no such Actions or claims are threatened against any Acquired Company;

(c)no Acquired Company has any ongoing obligations pursuant to any Government Order or agreement resolving or settling any alleged violation of or Liability under Environmental Law;

(d)no material capital expenditures are required to be incurred within the next two (2) years following the date of this Agreement in order to achieve or maintain the compliance of the Acquired Companies with Environmental Law or any Permits issued pursuant to Environmental Law;

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(e)there has been no release by any Acquired Company or any Predecessor, or to Company’s Knowledge, by any other Person, of any Hazardous Substance at, on, upon, into or from the Real Property or any other property currently or formerly owned, leased or otherwise used by any Acquired Company or any Predecessor, which such release was in violation of Environmental Law or occurred in a manner or to a degree that requires reporting, investigation, remediation or other response pursuant to Environmental Law or that otherwise reasonably could be expected to give rise to Liability for any Acquired Company; and

(f)no Acquired Company is party to any agreement obligating it to indemnify a third party against any Liability arising under Environmental Law, which such Liability would not otherwise be a Liability of such Acquired Company.

3.18.2.The Company has made available to Buyer true, accurate and complete copies of all material assessments, reports, studies, correspondence and other documents relating to the environmental condition of the Real Property or any other property currently or formerly operated by any Acquired Company or any Predecessor, or to the compliance of the Acquired Companies with Environmental Law, in each case that are in the Acquired Companies’ possession or reasonable control.

3.19.Contracts.

3.19.1.Contracts.  Except as disclosed on Schedule 3.19.1, no Acquired Company is bound by or a party to:

(a)any Contract (or group of related Contracts) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for aggregate payments to or by an Acquired Company in excess of $200,000;

(b)(i) any capital lease or (ii) any other lease or other Contract relating to equipment providing for aggregate rental payments in excess of $100,000, under which any equipment is held or used by an Acquired Company;

(c)any Contract, other than Real Property Leases or leases relating to equipment, relating to the lease or license of any Asset, including Technology and Intellectual Property Rights (including all customer license and maintenance Contracts, all Contracts relating to the joint ownership of Intellectual Property Rights and all Contracts relating to the escrow of any Intellectual Property Rights) that is not included on Schedule 3.13.4;

(d)any Contract relating to the acquisition or disposition of (i) any business of an Acquired Company or any other Person (whether by merger, consolidation or other business combination, sale of Capital Stock or other securities, sale of assets or otherwise) or (ii) any asset other than in the Ordinary Course of Business;

(e)any Contract under which an Acquired Company  incurs any Liability to pay any amount in respect of indemnification obligations, purchase price adjustment, earnout or otherwise in connection with any (i) acquisition or disposition of any business, assets or securities (other than the sale of inventory in the Ordinary Course of Business), (ii)

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merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above;

(f)any Contract concerning a partnership, limited liability company or joint venture;

(g)any Contract that grants, or agrees to grant, any customer or other Person a right to “most favored nation” pricing terms;

(h)any Contract (or group of related Contracts) (i) under which an Acquired Company has created, incurred, assumed or guaranteed any Debt, (ii) under which an Encumbrance has been placed on any Asset or (iii) under which any other Person has guaranteed any Debt of an Acquired Company;

(i)any Contract relating to confidentiality or non-competition restrictions or that otherwise restricts the conduct of the Business by any Acquired Company or limits the freedom of any Acquired Company to sell any product or provide any service, to engage in any line of business or to compete with any Person in any geographic area or to hire, solicit or retain any Person (whether an Acquired Company is subject to or the beneficiary of such obligation);

(j)any Contract under which an Acquired Company  incurs any Liability with respect to any severance pay or other Compensation obligations which would become payable, directly or indirectly, by reason of this Agreement or the Contemplated Transactions;

(k)any Contract under which an Acquired Company incurs any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this Agreement or the Contemplated Transactions);

(l)any Contract providing for the employment or  engagement of any Person on a full-time, part-time, consulting, temporary, independent contractor or other basis or otherwise providing Compensation or other benefits, including severance or change of control benefits, to any officer, director, employee, or individual independent contractor, other than Contracts terminable by an Acquired Company for any reason upon less than thirty (30) days’ notice without incurring any Liability;

(m)any collective bargaining agreement or other Contract with any Union;

(n)any agency, dealer, distributor, sales representative, marketing or other similar Contract;

(o)any Contract under which an Acquired Company has advanced or loaned an amount to any Person (other than to any of its employees in the Ordinary Course of Business);

(p)any Government Contract or outstanding Government Bid or any Contract or arrangement under which any Acquired Company has a “small business” or similar designation;

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(q)any Contract containing any express warranty obligations;

(r)any Contract pursuant to which any Acquired Company has any Liability to defend, insure (or obtain insurance for the benefit of) or indemnify any other Person; and

(s)any other executory Contract (or group of related executory Contracts) the performance of which involves consideration in excess of $200,000 over the life of such Contract.

3.19.2.Enforceability; Breach.  Each Contract required to be disclosed on Schedule 3.9 (Debt), Schedule 3.12 (Real Property), Schedule 3.13.4 (IP Contracts), Schedule 3.16.2 (Employee Benefit Plans), Schedule 3.19.1 (Contracts) or Schedule 3.25 (Insurance) or with a customer or supplier required to be disclosed on Schedule 3.21 (Customers and Suppliers) (each of the foregoing Contracts, a “Disclosed Contract”) is enforceable (subject to the Enforceability Exceptions) against each party to such Contract in accordance with its term, and is in full force and effect, and, subject to obtaining any necessary consents disclosed on Schedule 3.4 (Noncontravention), will continue to be so enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions.  No Acquired Company or any other party to any Disclosed Contract has been or is currently in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract nor has any event occurred that with the lapse of time, or the giving of notice, or both, would reasonably be expected to constitute a default under any Disclosed Contract, and no notice with respect to any of the foregoing has been sent or received by any Acquired Company.  The Company has delivered to the Buyer true, accurate and complete copies of each written Disclosed Contract, in each case, as amended or otherwise modified and in effect.  The Company has delivered to the Buyer a written summary setting forth the terms and conditions of each oral Disclosed Contract.

3.20.Affiliate Transactions.  Except as disclosed on Schedule 3.20, no Seller and no officer, director, manager, trustee, employee, shareholder, equity holder, partner, member or Affiliate of any Seller or any Acquired Company, or, to the Company’s Knowledge, any individual related by blood, marriage or adoption to any of the foregoing individuals or any entity in which any of the foregoing Persons owns any beneficial interest in, is a consultant, competitor, creditor, debtor, customer, distributor, service provider, supplier or vendor of, or is a party to any Contract  with, an Acquired Company or has any interest in any of the Assets used in, or necessary to, the Business.  Schedule 3.20 contains a description of all services provided to or on behalf of any Acquired Company by any Seller or its Affiliates (other than the Acquired Companies) and the payments and other costs associated therewith. Any Contracts disclosed on Schedule 3.20 is on commercially reasonable terms not any less favorable to an Acquired Company than if such contract was entered into with any third party acting at arm’s length.

3.21.Customers and Suppliers.  Schedule 3.21 sets forth a list of the Acquired Companies’ top 25 customers and top 25 suppliers for each of the fiscal years ended December 31, 2020, 2019 and 2018.  Except as described on Schedule 3.21, no Acquired Company has received any indication, whether written or oral, and Company has no Knowledge, that (a) any customer or supplier has stopped or materially decreased, or plans to stop or materially decrease, the amount of business done with any Acquired Company, (b) any customer has requested or received a decrease, or that

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there is any intention or plan to provide a decrease, in the prices paid to any Acquired Company that is or would be inconsistent with the terms of its existing Contract or order with any Acquired Company or (c) any supplier has requested or received an increase, or that there is any intention or plan to provide an increase, in the prices charged to any Acquired Company that is or would be inconsistent with the terms of its existing supply Contract  with any Acquired Company.  In addition, except as described on Schedule 3.21, no Acquired Company has received any indication, and the Company has no Knowledge, that customers which in the aggregate account for more than 10% of the Acquired Companies’ consolidated annual revenues (a) plan or have threatened to stop or materially decrease the amount of business conducted with the Acquired Companies or (b) have requested or received any decreases, or that there is any intention or plan to provide any decreases,  in the prices paid to any of the Acquired Companies that are or would be inconsistent with the terms of existing Contracts with the Acquired Companies.  In addition, except as described on Schedule 3.21, no Acquired Company has received any indication, and the Company has no Knowledge, that suppliers which in the aggregate account for more than 10% of the dollar amount of consolidated annual payments made by the Acquired Companies (a) plan or have threatened to stop or materially decrease the amount of business conducted with, or materially increase the prices charged to, the Acquired Companies or (b) have requested or received any increases, or that there is any intention or plan to provide any increases, in the prices charged to any of the Acquired Companies that are or would be inconsistent with the terms of existing supply Contracts with the Acquired Companies.  In addition, except as described on Schedule 3.21, no Acquired Company is involved in any material Action, claim or dispute with any customer or supplier of an Acquired Company.

3.22.Employees.

3.22.1.Except as disclosed on Schedule 3.22, there are no labor troubles (including any arbitration, grievance, work slowdown, lockout, stoppage, picketing or strike) pending, or to the Company’s Knowledge, threatened between an Acquired Company, on the one hand, and any employee, on the other hand, and there have been no such troubles in the past three (3) years.  Except as disclosed on Schedule 3.22, (a) no employee of an Acquired Company is represented by a Union, (b) no Acquired Company is a party to, or otherwise subject to, any collective bargaining agreement or other Contract with a Union, (c) no petition has been filed or proceedings instituted by or on behalf of an employee or group of employees of an Acquired Company with any Governmental Authority seeking recognition of a bargaining representative and there are no pending or threatened unfair labor practice charges or complaints before the National Labor Relations Board or any analogous state or foreign Governmental Authority, (d) no Acquired Company has, or is currently, engaged in any unfair labor practice, (e) there is no organizational effort currently being made or threatened by, or on behalf of, any Union to organize employees of any Acquired Company and there has been no such effort in the past three (3) years, (f) no demand for recognition of employees of any Acquired Company has been made by, or on behalf of, any Union and (g) no notice, consultation or consent obligations with respect to any employees of any Acquired Company or any Union will be triggered by the execution of this Agreement or the consummation of the Contemplated Transactions.

3.22.2.True and complete information as to the name, current job title, Union representation (if applicable) and compensation for all current directors, officers, and employees of the Acquired Companies has been provided to Buyer.  To the Company’s Knowledge, no current executive, Key Employee or group of employees has given notice of

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termination of employment or otherwise disclosed plans to terminate employment with any Acquired Company within the twelve (12) month period following the date hereof.  No Acquired Company has, in the past three (3) years, taken any action with respect to the current or former employees of any Acquired Company that would constitute a “Plant Closing” or “Mass Layoff” within the meaning of the Worker Adjustment Retraining and Notification Act or any analogous Legal Requirement.  In the past three (3) years, to the Company’s Knowledge, no director, officer or managerial or supervisory employees of any Acquired Company has been the subject of any allegation of sex-based discrimination, sexual harassment or sexual misconduct, or breach of any Acquired Company policy relating to the foregoing.   No executive or Key Employee of the Acquired Companies is employed under a non-immigrant work visa or other work authorization that is limited in duration.

3.22.3.The Acquired Companies are, and for the past three (3) years have been, in material compliance with all applicable Legal Requirements respecting employment and employment practices and terms and conditions of employment, including any provision relating to wages (including minimum wage and overtime), hours of work, child labor, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, nondiscrimination, non-harassment and non-retaliation in employment, occupational health and safety, worker’s compensation, employment eligibility and immigration.  The Acquired Companies (and the relevant plan administrator if other than the Acquired Companies) have at all relevant times properly classified each provider of services to the Acquired Companies as an employee or independent contractor, as the case may be, for all purposes for which such classification could be relevant.  The Acquired Companies have not incurred, and no circumstances exist under which any Acquired Company would reasonably be expected to incur, any Liability arising from the misclassification of employees as independent contractors, from the misclassification of independent contractors as employees, and/or from the misclassification of employees as exempt from the overtime pay requirements of the Fair Labor Standards Act or analogous state laws, and/or from the failure to pay wages (including overtime wages).

3.22.4.There is not, and for the past three (3) years there has not been, any material Action pending (or, to the Company’s Knowledge, threatened) by or before any Governmental Authority with respect to any Acquired Company (a) concerning employment-related matters or (b) brought by any current or former applicant, employee or independent contractor of any Acquired Company.

3.22.5.With respect to each payment made by an Acquired Company to any employee, such Acquired Company has made all deductions, withholding and filings through its payroll systems as required (a) by the terms of any Company Plan and (b) under all applicable Legal Requirements on a timely, current and accurate basis.

3.22.6.During the past two (2) years, no employee, service provider or other Person, in each case, who was a key inventor or contributor to material Company Intellectual Property Rights owned or purported to be owned by any Acquired Companies has ceased to be employed by or provide services to any Acquired Company.

3.23.Litigation; Government Orders.  Except as set forth on Schedule 3.23, during the past five years there have been no, and there are not now any, Actions (a) pending, or, to the

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Company’s Knowledge, threatened against or affecting, or pending or threatened by, any Acquired Company, or (b) pending, or, to the Company’s Knowledge, threatened against or affecting, any Acquired Company’s officers, directors, managers, employees, consultants, independent contractors or agents  with respect to their business activities, and to the Company’s Knowledge there are no facts making the commencement of any Action described in the foregoing clauses (a) or (b) reasonably likely.  None of the Acquired Companies (i) is the subject of any Government Order or (ii) has threatened or plans to initiate any Action.  The Acquired Companies are fully insured with respect to each of the matters set forth on Schedule 3.23.

3.24.Product Warranties; Product Liability.

3.24.1.Product Warranties.  Except as set forth on Schedule 3.24.1, no Acquired Company provides or has provided any guarantees, warranties or indemnities with respect to the performance or integrity of any of the products designed, tested, sold, manufactured, distributed or delivered by, or services provided by,  the Acquired Companies.  Except as set forth on Schedule 3.24.1, the suppliers of products to the Acquired Companies provide warranties with respect to such products and permit the Acquired Companies to “pass through” such warranties to their customers upon the sale, distribution or delivery of such products by the Acquired Companies and no Acquired Company has taken any action (or failed to take any action) that could reasonably be expected to negate the availability to their respective customers of any “pass through” warranties from the applicable suppliers.  Except as set forth on Schedule 3.24.1 (and except for other Liabilities for which there is a reserve reflected in the Financials), there are no claims  or other Actions outstanding, pending or, to the Company’s Knowledge, threatened, and during the previous three (3) years no claims or other Actions have been submitted or asserted, relating to breach of any guarantee, warranty or indemnity relating to any products designed, sold, manufactured, distributed or delivered by, or services provided by, the Acquired Companies, and, to the Company’s Knowledge, there is no reasonable basis for any present or future claim or other Action  that would reasonably be expected to give rise to any such Liability.  To the Company’s Knowledge there is no material design defect, nor any failure to warn, with respect to any products now or previously designed, tested, sold, manufactured, distributed or delivered by, or services now or previously provided by, any Acquired Company.

3.24.2.Product Liability.  Except as set forth on Schedule 3.24.2 (and except for other Liabilities for which there is a reserve reflected in the Financials), there are no claims or other Actions  pending, or, to the Company’s Knowledge, threatened, and during the previous three (3) years no claims or other Actions have been submitted or asserted, alleging that any Acquired Company has any Liability (whether in negligence, breach of warranty, strict liability, failure to warn, or otherwise) arising out of or relating to any claimed injury or damage to individuals or property as a result of the claimed ownership, possession or use of any products allegedly designed, tested, sold, manufactured, distributed or delivered by any Acquired Company, and, to the Company’s Knowledge, there is no reasonable basis for any present or future claim or other Action  that would reasonably be expected to give rise to any such Liability.

3.25.Insurance.  Schedule 3.25 sets forth a true and complete list of all insurance policies in force with respect to the Acquired Companies.  The list includes for each insurance policy the type of insurance policy, form of coverage, policy number, name of insurer, period (term), limits,

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deductibles and premiums.  All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing have or will have been paid, no Acquired Company is in default thereunder, and no notice of cancellation, termination or nonrenewal has been received by any Acquired Company with respect to any such insurance policy.  Schedule 3.25 also describes any self-insurance or co-insurance arrangements by or affecting any Acquired Company, including any reserves established thereunder.  In addition, Schedule 3.25 contains a list of all pending claims and all claims submitted during the previous three (3) years under any insurance policy maintained by any Acquired Company, and notice of each actual or alleged occurrence during such three (3) year period that could give rise to a claim under any such insurance policy has been duly submitted to the applicable insurer.  No insurer has (a) denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim submitted under any insurance policy or (b) to the Company’s Knowledge, threatened to cancel or not renew any insurance policy. Except as disclosed on Schedule 3.25, to the Company’s Knowledge, no insurer plans to raise the premiums for, or materially alter any of the terms of coverage under, any such insurance policy.  Except as disclosed on Schedule 3.25, after the Closing each Acquired Company will continue to have the same coverage under all such insurance policies and none of such insurance policies provides for any retrospective premium adjustment or other experience-based liability on the part of any Acquired Company.  To the Company’s Knowledge, there is no claim which, individually or in the aggregate with other claims, could reasonably be expected to impair any current or historical limits of insurance available to any Acquired Company, nor has any current or past insurer of any Acquired Company become insolvent.

3.26.Powers of Attorney.   Except as set forth on Schedule 3.26, no Acquired Company has general or special powers of attorney outstanding (whether as grantor or grantee thereof).

3.27.Bank Accounts. Schedule 3.27 sets forth a full and complete list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company maintains an account or safe deposit box, the number of each such account or box, and the names of the Persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restrictions as to withdrawals.

3.28.No Brokers.   Except as set forth on Schedule 3.28, no Acquired Company has or will have any Liability of any kind to, or is subject to any claim of, any broker, finder or agent or any similar Person in connection with the Contemplated Transactions other than those which will be borne by the Sellers.

3.29.Disclosure.  Neither the representations and warranties contained in this Article 3 or in any certificates furnished by the Company and the Sellers to the Buyer pursuant to this Agreement and the Ancillary Agreements nor any of the Exhibits or Schedules attached hereto contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

4.	REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS.

In order to induce the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, each Seller hereby severally, and not jointly, represents and warrants to the Buyer, solely as to such Seller, as of the date hereof and as of the Closing Date, that:

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4.1.Organization.  If not an individual, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

4.2.Power and Authorization.  The execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which he, she or it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of such Seller and, if applicable, have been duly authorized by all necessary action on the part of such Seller.  This Agreement and each Ancillary Agreement to which such Seller is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by such Seller and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of such Seller, enforceable (subject to the Enforceability Exceptions) against such Seller in accordance with its terms.

4.3.Authorization of Governmental Authorities.  Except as disclosed on Schedule 4.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which he, she or it is (or will be) a party or (b) consummation of the Contemplated Transactions by such Seller.

4.4.Noncontravention.  Except as disclosed on Schedule 4.4, neither the execution, delivery and performance by such Seller of this Agreement or any Ancillary Agreement to which such Seller is (or will be) a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 4.3, violate any provision of any Legal Requirement applicable to such Seller; (b) result in a breach or violation of, or default under, any Contract of such Seller; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contract; or (d) if not an individual, result in a breach or violation of, or default under, such Seller’s organizational documents.

4.5.Title.  Such Seller is the record and beneficial owner of the outstanding Company Shares set forth beside such Seller’s name on Schedule 4.5, and has good and marketable title to such Company Shares, free and clear of all Encumbrances except as are imposed by applicable securities laws.  Such Seller has full right, power and authority to transfer and deliver to the Buyer valid title to the Company Shares held by such Seller, free and clear of all Encumbrances.  The assignments, endorsements, stock powers and other instruments of transfer delivered by such Seller to the Buyer at the Closing will be sufficient to transfer such Seller’s entire interest, legal and beneficial, in such Seller’s Company Shares and, immediately following the Closing, the Buyer will be the record and beneficial owner of such Company Shares, and have good and marketable title to such Company Shares, free and clear of all Encumbrances except as are imposed by applicable securities laws.  Except pursuant to this Agreement, there is no Contract pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire or vote any Company Shares or other equity interests in any Acquired Company.

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4.6.No Brokers.  Except as disclosed in Schedule 4.6, such Seller has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions, and such Seller agrees to satisfy in full any Liability required to be disclosed on Schedule 4.6.

5.	REPRESENTATIONS AND WARRANTIES OF THE BUYER.

In order to induce the Company and each of the Sellers to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Buyer represent and warrant to the Sellers, as of the date hereof and as of the Closing Date, that:

5.1.Organization.  Each Buyer is duly organized, validly existing and in good standing under the laws of the where such Buyer is formed or organized.

5.2.Power and Authorization.  The execution, delivery and performance by each Buyer of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of such Buyer and have been duly authorized by all necessary action on the part of such Buyer.  This Agreement and each Ancillary Agreement to which such Buyer is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by such Buyer and (b) is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of such party, enforceable (subject to the Enforceability Exceptions) against such Buyer in accordance with its terms.

5.3.Authorization of Governmental Authorities.  Except as disclosed on Schedule 5.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) consummation of the Contemplated Transactions by such Buyer.

5.4.Noncontravention.  Neither the execution, delivery and performance by such Buyer of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 5.3, violate any provision of any Legal Requirement applicable to such Buyer; (b) result in a breach or violation of, or default under, any Contract of such Buyer; (c) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contract; or (d) result in a breach or violation of, or default under, such Buyer’s organizational documents.

5.5.No Brokers.  Such Buyer has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which any of the Sellers could be liable.

5.6.Investment Intention.   Each Buyer is purchasing the respective Shares for its own account and with the present intention of holding such securities for investment purposes and not with a view to sell or otherwise disposes of the Shares in connection with any public distribution in violation of applicable securities Legal Requirements. Each Buyer is an “accredited investor” as defined in Regulation D promulgated under the  1933 Act. Each Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of

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its investment in the Acquired Companies pursuant to this Agreement. Each Buyer acknowledges that the Shares purchased by such Buyer have not been registered under the 1933 Act or any state or foreign securities Legal Requirements and that the Shares purchased pursuant hereto may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed without registration under the 1933 Act and any applicable state or foreign securities Legal Requirements, or an exemption therefrom.

5.7.Financial Resources.   The Buyer has access to adequate cash to pay the Purchase Price and, if applicable, the Earn-Out Payment, when due and payable, and to consummate the Contemplated Transactions.  Each Buyer acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, in no event shall the receipt or availability of any funds or financing by or to the Buyer or any of its Affiliates or any other financing transaction be a condition to any of the Buyer’s obligations under this Agreement or to consummate the Contemplated Transactions.

5.8.No Other Representations.   The Buyer has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Acquired Companies and, in making its determination to proceed with the Contemplated Transactions, and the Buyer has relied solely upon (i) the representations and warranties in Article 3 and Article 4 (in each case, as modified by the Schedules hereto), and (ii) the results of its own independent investigation. Except for the representations and warranties in Article 3 and Article 4 (in each case, as modified by the Schedules), (a) neither the Sellers nor the Company is making, and the Buyer has not and will not rely upon, any other statements, representations or warranties whatsoever, express or implied, with respect to the Acquired Companies or their respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Acquired Companies furnished or made available to the Buyer or its Representatives in expectation of, or in connection with, the Contemplated Transactions, or in respect of any other matter or thing whatsoever, (b) no representation or warranty of the Sellers or any of their agents, employees or representatives shall form the basis of any fraud or tort claim of the Buyer, at law or in equity, against Seller or Seller's agents, employees or representatives with respect thereto or with respect to any related matter, except for a claim for Intentional Fraud, and (c) none of the Company, the Sellers or any stockholder, officer, manager, agent, representative or employee of any of them has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided.

6.	COVENANTS.

6.1.Further Assurances.  Each of the parties hereto hereby agrees to use reasonable efforts to take all actions and to do all things as are necessary, proper or advisable in order to consummate and make effective the Contemplated Transactions.

6.2.Conduct of Business. Except as provided in this Agreement or with the Buyer’s written consent, until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company will, and will cause the other Acquired Companies to, (a) conduct its

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businesses in the Ordinary Course of Business and (b) use its reasonable best efforts to preserve its properties, business and relationships with its suppliers, customers and others having business relationships with it.  The Sellers’ Representative or the Company will advise the Buyer promptly in writing of any development having a Material Adverse Effect.  Without limiting the generality of the foregoing, until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as provided in this Agreement or as set forth on Schedule 6.2, without the written consent of the Buyer, the Company will not, and will cause the other Acquired Companies not to:

6.2.1.declare, set aside or pay any dividend or other distribution with respect to the Company’s Capital Stock (other than in cash) or redeem, purchase or otherwise acquire any of its Capital Stock;

6.2.2.(a) create, incur or assume any additional Debt for borrowed money; (b) mortgage, pledge or otherwise encumber, incur or suffer to exist any Encumbrance on any of its properties or assets; (c) create or assume any other Debt, except accounts payable incurred in the Ordinary Course of Business; (d) guarantee any Debt of another Person or enter into any “keep well” or other agreement to maintain any financial condition of another Person; or (e) make any loans, advances or capital contributions to, or investments in, any other Person;

6.2.3.(a) issue, sell or otherwise dispose of any equity interests of any class or grant any warrants, options or rights to subscribe for equity interests or any class of securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any equity interests of any class, or redeem, repurchase or otherwise acquire any such securities; or (b) split, combine or reclassify any of its equity interests;

6.2.4.fail to comply with all applicable Legal Requirements and with all orders of any Governmental Authority;

6.2.5.amend the organizational documents of any Acquired Company or merge or consolidate with or into any other corporation or other Person;

6.2.6.sell, lease, license, transfer, assign or otherwise dispose of any assets or rights of any Acquired Company, other than the disposition of inventory and fixed assets in the Ordinary Course of Business;

6.2.7.enter into any new line of business or acquire any business organization or division thereof;

6.2.8.acquire or invest in, or agree to acquire or to invest in, any assets or businesses, whether by merger, consolidation or other business combinations or asset or stock purchases, except purchases of materials, equipment and supplies in the Ordinary Course of Business;

6.2.9.forgive, cancel or compromise any Debt owing to it or any claims which it may have possessed, in each case outside the Ordinary Course of Business, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

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6.2.10.make, agree to make or delay any capital expenditures in excess of $100,000 individually or $200,000 in the aggregate or enter into or agree to enter into any other transaction in excess of $200,000  in the aggregate;

6.2.11.make any change in any Acquired Company’s accounting methods or practices, except as required by Legal Requirement or changes in GAAP;

6.2.12.delay or postpone the payment of accounts and notes payable and other Liabilities, outside the Ordinary Course of Business or delay or defer the purchase of, or payment for, any material assets or services;

6.2.13.accelerate or demand early payment of accounts and notes receivable outside the Ordinary Course of Business;

6.2.14.enter into, negotiate, amend or extend any collective bargaining agreements or other agreements with a Union;

6.2.15.hire, engage or terminate the employment or engagement of any employee, officer, director or independent contractor who will earn annual base compensation in excess of $100,000, except where such termination is for cause or initiated by the employee;

6.2.16.(a) increase or decrease the compensation or benefits of any officer, director, employee or independent contractor of any Acquired Company (x) outside the Ordinary Course of Business or (y) whose annual base compensation exceeds $100,000, (b) grant any severance or termination pay to any officer, director, employee or independent contractor of any Acquired Company not otherwise provided for under any Employee Plan in effect as of the date hereof, (c) loan or advance any money or other property to, or enter into any other transaction with, any officer, director, employee or individual independent contractor of any Acquired Company or any other Affiliate of the Company or a Seller or (d) establish, adopt, enter into, amend, modify or terminate any Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement, except for changes required by Legal Requirement;

6.2.17.fail to maintain, renew or obtain all necessary Permits required for its business;

6.2.18.enter into, terminate or amend any Contract of a type required to be disclosed pursuant to Section 3.19.1;

6.2.19.make or pledge to make any charitable or other capital contribution;

6.2.20.settle any pending or threatened litigation;

6.2.21.enter into any joint venture, partnership or similar arrangement for the conduct of business;

6.2.22.make, change or revoke any Tax election, elect or change any method of accounting for Tax purposes, amend any Tax Return, waive or extend any statute of limitations in respect of Taxes, surrender any right to claim a refund of Taxes, settle or

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compromise (or enter a closing agreement with respect to) any Action in respect of Taxes, enter into any Contract in respect of Taxes with any Governmental Authority, or take any action that could increase the Taxes of any Acquired Company for any period ending after the Closing Date or decrease any Tax attribute of any Acquired Company existing on the Closing Date;

6.2.23.(a) request or take out any loan or other financial assistance, including under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program or otherwise participate in, apply for or receive any benefit under the CARES Act, the Families First Act or any other government stimulus or relief program; or (b) take any other action set forth in Section 3.15 that would have needed to be disclosed had such action been taken prior to the date of this Agreement; or

6.2.24.authorize, or agree or commit to do, any of the foregoing actions.

6.3.Access to Information.  Until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company and the Sellers will permit the Buyer and its Representatives to have reasonable access to the properties, personnel, books, records, contracts, information and documents of the Acquired Companies to conduct such examinations and investigations of the Acquired Companies as the Buyer deems reasonably necessary; provided, however, that such examinations and investigations (a) shall be conducted during the normal business hours of the Company, (b) shall not unreasonably interfere with the operations and activities of the Company and (c) shall not include any documents and instruments of any Seller or such Seller’s Affiliates that may be protected by an attorney-client privilege or any attorney work product doctrine.  The Company to cooperate in all reasonable respects with the Buyer’s examinations and investigations.  Notwithstanding anything herein to the contrary, each Seller shall have the right to retain and remove from the Company’s property or premises, including electronically, any item described in clauses (c) (solely to the extent relating to documents or communications of the Sellers or their Affiliates other than the Company).

6.4.Notices and Consents.

6.4.1.The Company will, and will cause the Acquired Companies to give any notices to third parties, and to use their commercially reasonable efforts to obtain any third-party consents, that the Buyer may reasonably request in connection with the matters referred to on Schedule 3.4; provided, that the Company shall not be required to make any payments, incur any Liability, or offer or grant any material accommodation to any third party in connection with obtaining any such consent.  Subject to the express provisions of this Section 6.4, each of the parties will (and the Company will cause each of the other Acquired Companies to) use its commercially reasonable efforts to take or cause to be taken all actions, to  file or cause to be filed all documents with, to give or cause to be given any notices to, to make any filings with, and to obtain any qualifications, orders, authorizations, consents, and approvals of Governmental Authorities as are necessary for the consummation of the Contemplated Transactions.

6.4.2.In furtherance and not in limitation of the foregoing, each of the parties shall prepare and file, or cause to be prepared and filed, any notification pursuant to the HSR Act and any applicable foreign antitrust or competition Legal Requirements that is required to be

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made by such party or its ultimate parent with respect to the Contemplated Transactions and all other filings, submissions and registrations required to be made by such party and its Affiliates under applicable Legal Requirements, in each case, as promptly as reasonably practicable after, and in no event more than ten (10) Business Days following, the date of this Agreement.  The parties shall furnish each other with all necessary information and cooperate with each other in connection with the preparation of such filings, submissions and registrations and seek to secure the expiration or termination of all applicable waiting periods under the HSR Act (and any applicable foreign antitrust or competition Legal Requirements) and to obtain all such authorizations, consents, waivers, approvals, permits and orders as soon as practicable following the date of this Agreement. The Buyer, on the one hand, and the Sellers, on the other hand, shall provide each other reasonable opportunity to review and comment on any filing, submission, registration or other written communication to be given to, and consult with each other in advance of any meeting or conference with, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority in connection with the efforts taken pursuant to this Section 6.4.2 or otherwise in connection with the Contemplated Transactions.  Subject to the Confidentiality Agreement, the parties will coordinate and provide commercially reasonable cooperation to the other party in connection with exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act (and any applicable foreign antitrust or competition Legal Requirements), to the extent applicable.  The Buyer and the Sellers’ Representative shall consult and cooperate with the other and consider in good faith the views of the other, including furnishing, or causing to be furnished, to each other’s counsel, such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act; provided, however, that the Buyer shall have the right to direct the process by which the parties hereto seek to avoid or eliminate impediments under any antitrust, competition, trade regulation or foreign investment regulation Legal Requirement, including by directing the strategy and making final determinations related to the review or investigation of the transactions by any Governmental Authority, attending all meetings, discussions, and communications with any Governmental Authority except to the extent that a Governmental Authority may request to communicate exclusively with one party, and agreeing to any extension of time related to the HSR approval or foreign antitrust approval. From the date hereof until all antirust approvals contemplated herein are received, except as specifically required by this Agreement, neither party shall take any action that would reasonably be expected to impede the ability of the parties hereto to consummate the Contemplated Transactions.

6.4.3.If any investigation, inquiry or other Action, whether initiated by a Governmental Authority or a private party, arising out of or relating to any such filing, submission or registration or otherwise relating to the Contemplated Transactions is initiated or threatened, the Buyer, on the one hand, and the Company and the Sellers, on the other hand, shall (a) promptly notify the other party of any material oral or written communication it or any of its Affiliates receives from any Governmental Authority or private party in connection therewith; (b) permit the other to review in advance any proposed material communication by such party to any Governmental Authority or private party; and (c) to the extent permitted by the FTC, the DOJ and other relevant Persons, give the other the opportunity to attend and participate in any meetings and conferences relating to such filings, submissions, registrations

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and Actions, whether in person, by telephone or other electronic means.  The parties shall promptly respond to all inquiries made by the FTC, DOJ and any other applicable Governmental Authorities in connection with such filings, submissions or registrations or otherwise in connection with the Contemplated Transactions, and promptly provide to such Governmental Authorities any additional information and documentary material requested under applicable Legal Requirements.  If any objections are raised or asserted with respect to the Contemplated Transactions under any Legal Requirements or if any Action is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the Contemplated Transactions as being in violation of any applicable Legal Requirements or which would otherwise prevent, impede or delay the consummation of the Contemplated Transactions, the parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to permit consummation of the Contemplated Transactions as soon as reasonably practicable; provided, that no party shall be required to, or be permitted to without the prior written consent of the other party, enter into any agreements or commitments or take any other actions to resolve any such objections or Actions if such agreement, commitment or other action would reasonably be expected, individually or in the aggregate, to (i) prevent consummation of any of the Contemplated Transactions, or (ii) result in any of the Contemplated Transactions being rescinded following the Closing, (iii) limit or otherwise adversely affect the right of the Buyer (or any Affiliate thereof) to own or vote any Shares, control the Company or any other Acquired Company or operate all or any portion of their business, or (iv) limit or otherwise adversely affect the right of the Buyer (or any Affiliate thereof) to own or vote any shares of Capital Stock of the Company or its Affiliates or control the Buyer or any Affiliate of the Buyer or (v) require any remedial action of the Buyer or the Acquired Companies, or their Affilaites’, including, but not limited to, the disposition of all or any portion of the Buyer or the Acquired Companies, or their Affiliates’ properties or assets.

6.5.Exclusivity.   Until the earlier of the Closing or the termination of this Agreement in accordance with its terms, none of the Sellers, the Sellers’ Representative or Company will, or permit any other Acquired Company to, (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any equity interests or other voting securities of, or any substantial portion of the assets of, the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in or authorize such Person’s Representatives to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. The Sellers will not vote their Capital Stock in favor of any such acquisition structured as a merger, consolidation, or share exchange.  The Sellers’ Representative or the Company will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.6.Update.   Each party hereto will promptly disclose to each other party in writing any material information contained in its representations and warranties and on its related schedules that is incomplete or no longer correct or that, if known prior to the date of this Agreement, would have been required to have been disclosed in such party’s schedules to this Agreement. The Sellers’ Representative or the Company will notify Buyer of any material casualty or other losses arising between the date hereof and the Closing Date, regardless of whether such losses would have resulted in a breach of a representation or warranty.  None of the disclosures pursuant to this Section 6.6

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will be deemed to modify, amend or supplement the representations and warranties of any party hereto or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

6.7.Sellers’ Consent. Each of the Sellers hereby consent to this Agreement and the Contemplated Transactions.  Each of the Sellers waive any preferential purchase right, right of first refusal, right of first offer, buy-sell right, tag-along right, drag-along right, preemptive right, registration right or other right that would interfere with the consummation of the Contemplated Transactions, including all such rights arising under any provision of the organizational documents of the Company.

6.8.Transaction Expenses; Debt.  At or prior to the Closing, the Sellers will cause to be paid and satisfied in full, at their sole expense (except as provided in the final sentence of this Section 6.8), (a) any and all Transaction Expenses, (b) all Debt required to be identified on Schedule 3.9 and (c) any consent or similar fee required to be paid in connection with obtaining any consent required to be set forth on Schedule 3.3, Schedule 3.4, Schedule 4.3 or Schedule 4.4; provided, however, that Taxes payable to a Governmental Authority and included in the calculation of Transaction Expenses will be paid at the time and in the manner required by applicable Legal Requirements . At or prior to Closing, each Seller will, and will cause each of his, her or its Affiliates, to satisfy all Liabilities owing to any Acquired Company in respect of Debt.

6.9.Sellers’ Release.  Effective as of the Closing, each Seller, on behalf of itself, himself or herself and its, his or her Affiliates, heirs, beneficiaries, trustees, and assigns, hereby irrevocably releases, remises and forever discharges any and all rights and claims that he, she or it has had, now has or might have in the future against the Buyer, any Acquired Company and each person (in any capacity) who is a current or former director, officer or employee of any the Buyer or any Acquired Company, and their respective Affiliates, successors and assigns, of any kind or nature whatsoever to the extent that they comprise a claim of any kind (whether at law or in equity, whether in Contract or tort or otherwise, whether absolute or contingent, and whether known or unknown) except (i) for rights and claims arising under this Agreement or as otherwise required by ERISA, or (ii) claims made under, and to the extent covered by, any extended reporting period endorsements, tail policies or similar coverage of the Acquired Companies.  Nothing contained in this Agreement shall be construed to prohibit a Seller from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that each Seller hereby agrees to waive such Seller’s right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by the Seller or by anyone else on Seller’s behalf. Each of the Sellers, on behalf of itself, himself or herself and its, his or her heirs, beneficiaries, trustees, successors and assigns, expressly waives all rights afforded by any statute which limits the effect of the foregoing release with respect to unknown claims.

6.10.Publicity.   The Buyer and its Affiliates will be permitted to publicly disclose the subject matter of this Agreement or the Contemplated Transactions in a manner that is compliant with applicable Legal Requirements. The Sellers will not make any public announcement or disclosure or engage in any discussions with any other Person, in each case, with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of the Buyer. Notwithstanding anything herein to the contrary, the provisions of this Section 6.10 will not prohibit any disclosure (a) required by any applicable Legal Requirements (provided that the Sellers, unless prohibited by applicable Legal Requirements, provide the Buyer with the

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opportunity to review in advance the disclosure) or (b) made in connection with the enforcement of any right or remedy relating to this Agreement or the Contemplated Transactions (provided, that the party intending to make such disclosure shall use commercially reasonable efforts to seek sealing or redaction of publicly-available documents containing or referring to the subject matter of this Agreement or the Contemplated Transactions).

6.11.Restrictive Covenants.

6.11.1.Non-Competition. Each Restricted Person agrees that during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of Closing Date (the “Restricted Period”), other than on behalf of any Acquired Company or any of their respective Subsidiaries or Affiliates (collectively, the “Consolidated Group”), such Restricted Person will not anywhere within the Restricted Territory, either individually or for any other Person directly or indirectly invest in, own, manage, control, engage, participate in, or otherwise permit such Restricted Person’s name to be used by, consult with, become associated with, render services for, advise, represent, promote or otherwise assist, in any manner, any Person that owns, invests in, manages, controls, or engages in all or any portion of any business that conducts or otherwise engages in or has or had active plans to conduct or engage in the Business; provided, however, that nothing set forth in this Section 6.11.1 will prohibit any Restricted Person from owning not in excess of two percent (2%) in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange and such Restricted Person does not participate in the management of such corporation. For purposes of this Section 6.11, the term “participate in” and similar variations will include, without limitation, directly or indirectly managing or controlling any corporation, partnership, joint venture, or other entity, whether as a sole proprietor, owner, equity holder, partner, joint venturer, creditor, or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture, and other business entity (whether as a director, officer, manager, supervisor, employee, partner, agent, representative, consultant or otherwise).

6.11.2.Non-Solicitation. Each Restricted Person agrees and acknowledges that, during the Restricted Period, such Restricted Person will not directly or indirectly, and will not assist directly or indirectly any other Person to (a) solicit, hire or engage any employee of any member of the Consolidated Group (or any Person who was an employee of any member of the Consolidated Group within twelve (12) months prior to the Closing Date) or solicit or seek to persuade any such employee of any member of the Consolidated Group to discontinue such employment, (b) call on, solicit, induce, influence or encourage any supplier of any member of the Consolidated Group or any other vendor or business relation (including sales representatives) providing services to any member of the Consolidated Group to terminate or diminish its relationship with them, or (c) seek to persuade any customer (or any Person who was a customer of any member of the Consolidated Group within twelve (12) months prior to the Closing Date) or Prospective Customer of any member of the Consolidated Group to conduct with anyone else, or otherwise call-on, solicit or provide services or products to any such customer or Prospective Customer with respect to, any Business.

6.11.3.Confidentiality. Each Restricted Person will, for a period of eight (8) years, treat and hold as confidential all of the Confidential Information and refrain from disclosing or using any of the Confidential Information except as required by Legal Requirement or legal

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process or, to the extent such Restricted Person is an employee of any member of the Consolidated Group, as required in connection with such Restricted Person’s employment; provided, however, that the obligations of the Restricted Persons set forth in this sentence will not expire with respect to disclosure of use of written or electronic Confidential Information.  In the event that a Restricted Person is requested or required (by oral question or request for information or documents in any proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Restricted Person will notify the Buyer promptly (to the extent legally permissible) of the request or requirement so that the Buyer may seek, at the Buyer’s sole expense, an appropriate protective order or waive compliance with the provisions of this Section 6.11.3. If, in the absence of a protective order or the receipt of a waiver hereunder, such Restricted Person is, on the advice of counsel, required to disclose any Confidential Information, notwithstanding the foregoing, such Restricted Person may disclose such Confidential Information; provided, however, that such Restricted Person will use such Restricted Person’s commercially reasonable efforts to obtain, at the reasonable request of the Buyer and at the Buyer’s expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed.   For the avoidance of doubt, (a) nothing contained in this Section 6.11.3 limits, restricts or in any other way affects a Restricted Person’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity (or requires such Restricted Person to furnish notice to the Buyer of the same), concerning matters relevant to such governmental agency or entity and (b) no Restricted Person will be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, a Restricted Person may be held liable if such Restricted Person unlawfully accesses trade secrets by unauthorized means.

6.11.4.Inventions. The results and proceeds of each Restricted Person’s services to any member of the Consolidated Group (whether prior to or after the Closing Date), including, without limitation, any works of authorship related to any member of the Consolidated Group resulting from such Restricted Person’s services during such Restricted Person’s employment with any member of the Consolidated Group and any such works in progress, will be works-made-for-hire and the Buyer (or its designee) will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Buyer determines in its sole discretion without any further payment to such Restricted Person whatsoever. If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to the Buyer under the preceding sentence, then such Restricted Person hereby irrevocably assigns and agrees to assign any and all of such Restricted Person’s right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to the Buyer, and the Buyer will have the right to use the same in perpetuity throughout the universe in any manner the Buyer determines without any further payment to such Restricted Person whatsoever. Each such Restricted Person will, from time to time, as may be reasonably requested by the Buyer and at the Buyer’s sole

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expense, do any and all things that are useful or necessary to establish or document the Buyer’s or any Acquired Company’s, as applicable, exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent a Restricted Person has any rights in the results and proceeds of such Restricted Person’s services to the any member of the Consolidated Group that cannot be assigned in the manner described above, such Restricted Person unconditionally and irrevocably waives the enforcement of such rights. This Section 6.11.4 is subject to, and will not be deemed to limit, restrict or constitute any waiver by the Buyer of any rights of ownership to which the Buyer may be entitled by operation of law by virtue of any member of the Consolidated Group being such Restricted Person’s employer.

6.11.5.Additional Obligations. Each Restricted Person understands and agrees that the restrictive covenants contained in this Section 6.11 are in addition to, and not in lieu of, any existing or future non-competition, non-solicitation or other restrictive covenants or similar obligations contained in any other agreements between such Restricted Person and the Buyer or any of its Subsidiaries (including the Acquired Companies) or Affiliates (each, an “Additional Obligation”). By executing this Agreement, each Restricted Person acknowledges, reaffirms and agrees that such Restricted Person is and will continue to be bound by the terms and conditions of such Additional Obligations and no Additional Obligations will be deemed to supersede or override any other Additional Obligations.

6.11.6.Acknowledgment. Each Restricted Person agrees and acknowledges that (a) such Restricted Person’s services have been of special, unique, and extraordinary value to the Acquired Companies and (b) the potential harm to the Buyer and the Consolidated Group of the non-enforcement of any provision of this Agreement outweighs any potential harm to such Restricted Person of its enforcement by injunction or otherwise. Each Restricted Person recognizes that the territorial, time, and scope limitations set forth in this Section 6.11 are reasonable and are properly required to protect the Buyer’s substantial investment under this Agreement and for the protection of the Buyer’s legitimate interest in client relationships, goodwill, and trade secrets of the Buyer’s and its Affiliates’ (including the Acquired Companies’) businesses, and that such limitations would not impose any undue burden upon such Restricted Person. In the event that any such territorial, time, or scope limitation is deemed to be invalid, prohibited, or unenforceable by a court of competent jurisdiction, The Buyer and the Restricted Person agree to the reduction of any or all of said territorial, time, or scope limitations to such an area, period, or scope as said court will deem reasonable or enforceable under the circumstances. Each Restricted Person agrees that the Restricted Period applicable to such Restricted Person shall be tolled, and shall not run, during any period that such Restricted Person is in breach of this Section 6.11.

6.12.Intentionally Deleted.

6.13.ESOP Matters.

6.13.1.Simultaneous with the Closing, the ESOP Trustee shall satisfy all amounts outstanding under the ESOP Loan by applying a portion of the Purchase Price received by the ESOP Trust to the repayment of the ESOP Loan.

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6.13.2.Prior to the Closing, the Company shall adopt the ESOP Amendment.

6.13.3.Upon and after the Closing, the ESOP Trustee shall cooperate, at the Company’s expense, with the Company and any successor trustee with respect to the ESOP, as amended at Closing, in providing information in its possession necessary to administer the ESOP, as amended, including with respect to information held by the ESOP Trustee necessary to facilitate record keeping, performing any financial audit, and any filing with any Governmental Authority.

6.13.4.Following the Closing, the Company shall provide a one-time window (in the defined contribution plan or its successor) of not less than sixty (60) days within six (6) months following the Closing date during which ESOP participants may obtain a partial in-service distribution of up to twenty percent (20%) from his or her respective account balances (without regard to the amounts that are paid or payable in respect of the Earn-Out Payment) thereunder.

6.13.5.The ESOP Trust, the Company and the Buyer shall cooperate fully in connection with any required amendments to the ESOP, the in-service distribution referenced in Section 6.13.4 and rollover of ESOP participant balances.  Such cooperation shall include the provision of records and information which are reasonably relevant to such actions.

6.13.6.Prior to the Closing Date, the Company shall take all necessary actions to terminate the ATI 401(k) Profit Sharing Plan (the “Company 401(k) Plan”) contingent on the consummation of the transactions contemplated hereby, other than the final distribution of assets in connection such termination, in accordance with the terms of such plan and all Legal Requirements, with such termination to be effective prior to the Closing Date (such effective date, the “Plan Termination Date”). Such actions shall include, without limitation, the  (a) amendment to the Company 401(k) Plan to include amendments, if any, that are required (x) to be made in compliance with Section 401(a) of the Code, such as in relation to the SECURE Act, and (y) to permit, in addition to any cash distribution, the Plan to distribute participant plan loans for rollover into another qualified retirement plan; (b)  adoption of resolutions terminating the Company 401(k) Plan as of the Plan Termination Date, approving the amendment set forth in clause (a) and providing for full vesting of participant account balances as of the Plan Termination Date to the extent required by Legal Requirements, and (c) timely providing such notices of such Company 401(k) Plan termination to third party service providers as may be required under the terms of the applicable service provider agreements.  The Company shall provide copies of such actions, resolutions and notices to the Buyer at least five (5) business days in advance of the Closing (or such earlier date as is required pursuant to the terms of the Company 401(k) Plan or any other agreements), for review and comment, which comments shall be taken in good faith.

6.13.7.Prior to and after the Closing, the Company and the ESOP Trustee shall each promptly notify the others of any non-routine Action that is pending, or to the knowledge of the applicable party, threatened, by a Governmental Authority or an ESOP participant, and in any event within ten (10) Business Days following the date of such notice; provided that the Company shall be obligated to notify the ESOP Trustee of only those Actions relating to the Closing or the pre-Closing period with respect to which the ESOP Trustee or the ESOP Trust could be adversely affected.

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6.13.8.Prior to the Closing and subject to ERISA, the ESOP Trustee shall use commercially reasonable efforts to obtain the ESOP Fairness Opinion, which shall utilize the same valuation methodologies as those used in the Preliminary ESOP Fairness Opinion.

6.14.RWI Policy. The Buyer (or an Affiliate thereof) shall pay or cause to be paid, all expenses related to the underwriting and issuance of the RWI Policy in accordance with the terms and conditions of the RWI Policy. The Buyer covenants and agrees to not cancel, redeem or take any action that would adversely affect the terms and conditions of the RWI Policy. The Buyer shall not, and shall cause its Affiliates not to, enter into or consent to, any amendment to, or termination, cancellation or revocation of, the RWI Policy in any manner that could reasonably be expected to allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any action or proceedings against the Sellers or any of the Seller Indemnified Persons based upon, arising out of, or related to this Agreement that could otherwise increase the liability of the Sellers. Neither any revocation, cancellation or modification of the RWI Policy after the date hereof, nor any inability of, nor any denial by the RWI Policy insurer to pay Losses, shall result in additional liability hereunder to the Sellers.

6.15.Liquidation. Prior to Closing, the Company shall dissolve ATI Industrial Automation Export Company, wind up and terminate its affairs, liquidate its assets, and provide reasonable evidence of the foregoing to the Buyer.

6.16.China Lease Confirmation Letter. Prior to Closing, the China Subsidiary shall use commercially reasonable efforts to obtain the China Lease Confirmation Letter, provided, that obtaining the China Lease Confirmation Letter shall not be a condition precedent to the obligation of the Buyer to close.

7.	CONDITIONS TO CLOSING.

7.1.Conditions Precedent to Each Party’s Obligations to Close.   The respective obligations of each party to consummate the Contemplated Transactions on the Closing Date are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

7.1.1.no Action shall be pending or threatened before any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the Contemplated Transactions or (ii) cause any Contemplated Transaction to be rescinded following consummation, and no such injunction, judgment, order, decree, ruling or charge shall be in effect; provided, however, that the parties shall use their commercially reasonable efforts to have any such order, decree or injunction vacated or reversed;

7.1.2.Buyer, the Sellers’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement; and

7.1.3.any applicable waiting periods (and any extensions thereof) under the HSR Act and any applicable foreign antitrust or competition Legal Requirements will have expired or otherwise been terminated.

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7.2.Conditions Precedent to Obligations of the Buyer.  The obligation of Buyer to consummate the Contemplated Transactions on the Closing Date is subject to the satisfaction or waiver as of the Closing Date of the following conditions precedent:

7.2.1.there shall have occurred no Material Adverse Effect with respect to the Acquired Companies;

7.2.2.other than the Fundamental Representations, the representations and warranties of the Company and each Seller contained in Article 3 and Article 4 shall be true and correct at and as of the Closing Date, disregarding all qualifications and exceptions contained therein relating to materiality or a Material Adverse Effect, with the same force and effect as if those representations and warranties had been made at and as of such time (except to the extent such representations or warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), except for such failures to be true and correct which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

7.2.3.the Fundamental Representations shall be true and correct at and as of the Closing Date with the same effect as if those representations and warranties had been made at and as of such time (except to the extent such representations or warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

7.2.4.the Sellers shall have performed, in all material respects, all obligations and complied with all covenants contained herein that are necessary to be performed or complied with by them at or before the Closing;

7.2.5.the Buyer shall have received a certificate signed by each of the Sellers certifying the satisfaction of all the conditions set forth in Section 7.1.1 and of the conditions set forth in Sections 7.2.1, 7.2.2, 7.2.3 and 7.2.4;

7.2.6.the Buyer shall have received from the Company:

(a)written evidence that (i) the Company has obtained a directors and officers errors and omissions “tail” or “extended reporting period” insurance policy with a term of at least six (6) years and (ii) the ESOP Trustee has obtained a fiduciary liability insurance policy that contains errors and omissions coverage for the ESOP Trustee, acting in its capacity as such, in connection with services that it provided in connection with the Contemplated Transactions (whether occurring before or after the Closing);

(b)good standing certificates for each of the Acquired Companies, except for the China Subsidiary, from each of their respective jurisdictions of organization and each jurisdiction in which each Acquired Company is qualified to do business as a foreign entity, in each case dated as of a recent date prior to the date hereof;

(c)copies of all authorizations, consents, approvals, registrations, notices, filings or waivers that are required to consummate the Contemplated Transactions, as disclosed or required to be disclosed on Schedule 3.4, Schedule 4.3, or Schedule 4.4 and no

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such authorization, consent, approval, registration, notice, filing or waivers will have been revoked;

(d)executed versions of the filings, organizational document amendments and other transfer documents related to the China Subsidiary acquisition as disclosed on Schedule 3.3, which filings shall be made by the Buyer post-Closing;

(e)a certification (in such form as may be reasonably requested by counsel to the Buyer) certifying that no interest in the Company is, or has been during the relevant period specified in Code Section 897(c)(1)(A)(ii), a “United States real property interest” within the meaning of Code Section 897(c), and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2);

(f)all documents incident to all corporate and other proceedings in connection with the Contemplated Transactions (reasonably satisfactory in form and substance to the Buyer, and the Buyer will have received all original and certified or other copies of such documents as it may reasonably request);

(g)each of the Ancillary Agreements, executed and delivered by each of the other parties thereto;

(h)any Section 338 Forms requested by the Buyer prior to the Closing, executed and delivered by each of the other parties thereto;

(i)the Payoff Letters, executed and delivered by each of the other parties thereto, and acknowledgements of payment in full from any Person that will be paid Transaction Expenses pursuant to Section 6.8, in each case, reasonably satisfactory in form and substance to the Buyer;

(j)written evidence of the termination of all Contracts (if any) regarding voting, transfer or other arrangements relating to the Company Shares and the termination (or modification if so specified) of all other Contracts with Affiliates listed on Schedule 7.2.6(j), in each case, in form and substance reasonably satisfactory to the Buyer;

(k)a copy of the ESOP Amendment;

(l)a copy of the amendment to the engagement letter between the ESOP Trustee and the Company which requires the ESOP Trustee to maintain a fiduciary liability insurance policy that contains errors and omissions coverage for the ESOP Trustee, acting in its capacity as such, in connection with services that it provided in connection with the Contemplated Transactions;

(m)a certified copy of the resolutions adopted by the shareholders of the China Subsidiary authorizing the execution, delivery and performance of this Agreement and approving the transfer of China Shares contemplated hereby;

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(n)a restrictive covenant agreement, which will include non-competition and non-solicitation covenants, reasonably acceptable in form and substance to the Buyer, executed and delivered by each Key Employee; and

(o)quarterly income statements and balance sheets for the 3-month periods ended September 30, 2020, December 31, 2020 and March 31 2021 and ending June 30, 2021, prepared based on the same level of adjustments as the Reviewed Financials (other than any notes customarily accompanied therewith).

7.2.7.The ESOP Trustee shall have delivered a certificate, dated as of the Closing Date, in the form of Exhibit G.

7.2.8.The ESOP Trustee shall have delivered a copy of the ESOP Fairness Opinion.

7.3.Conditions Precedent to Obligations of the Sellers.   The obligation of the Sellers to consummate the Contemplated Transactions on the Closing Date is subject to the satisfaction or waiver as of the Closing Date of the following conditions precedent:

7.3.1.the representations and warranties of Buyer set forth in Article 5 shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time (except to the extent such representations or warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

7.3.2.Buyer shall have performed, in all material respects, all obligations and complied with all covenants contemplated herein that are necessary to be performed or complied with by it at or before Closing; and

7.3.3.the Sellers shall have received a certificate signed by the Buyer certifying the satisfaction of all the conditions set forth in Section 7.1.1 and of the conditions set forth in Sections 7.3.1 and 7.3.2;

7.3.4.the Sellers shall have received from the Buyer copies of all authorizations, consents, approvals, registrations, notices, filings or waivers that are required by the Buyer to consummate the Contemplated Transactions;

7.3.5.the Sellers shall have received from the Buyer each of the Ancillary Agreements, executed and delivered by Buyer;

7.3.6.the Sellers shall have received from the Buyer all documents incident to all corporate and other proceedings in connection with the Contemplated Transactions, which shall be reasonably satisfactory in form and substance to Sellers’ Representative; and

7.3.7.the ESOP Trustee shall have obtained the ESOP Fairness Opinion.

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8.	INDEMNIFICATION.

8.1.Indemnification.

8.1.1.Indemnification by Sellers. Subject to the limitations set forth in this Article 8, each Seller will indemnify, defend and hold harmless the Buyer and each of its Affiliates (including, after the Closing, each Acquired Company) and their respective directors, officers, shareholders, equity holders, partners, members, managers, employees, agents, consultants and advisors, the Representatives and Affiliates of each of the foregoing Persons, and the heirs, executors, administrators, successors and assigns of each of the foregoing Persons  (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Government Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third-Party Claim (collectively, “Losses”), which any such Buyer Indemnified Person suffers, sustains or becomes subject to as a result of, arising out of or directly relating to: (a) any breach of, or inaccuracy in, any representation or warranty made by the Company in this Agreement in Article 3, any Ancillary Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom); (b) any breach of, or inaccuracy in, any representation or warranty made by such Seller in Article 4, any Ancillary Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom); (c) any breach or violation of any covenant or agreement of the Company (including under Article 6 and Article 9) prior to Closing; (d) any breach or violation of any covenant or agreement of a Seller (including under Article 6, this Article 8 and Article 9) in or pursuant to this Agreement or any Ancillary Agreement; (e) any Debt or Transaction Expenses not included in the calculation of the Purchase Price; and (f) the Specified Indemnity Matters.

(i)Individual Obligations. The indemnification obligations of the Sellers under Section 8.1.1(a), (c), (e), and (f) shall be individual obligations in accordance with their respective percentage ownership of the Company Shares.  The indemnification obligations of the Sellers under Sections 8.1.1(b) and (d) shall be individual obligations of the breaching Seller, and the non-breaching Sellers shall have no indemnification obligation.

(ii)ESOP Limitation.  Notwithstanding anything else in this Agreement, the sole source for recovery by the Buyer Indemnified Persons for indemnification by the ESOP Trust pursuant to Section 8.1.1 shall be against its pro rata portion of each of the Carveout Escrow Sub-Account, Indemnity Escrow Sub-Account and any Earn-Out Payment prior to the payment thereof.

(iii)Monetary Limitations.  The Sellers will have no obligation to indemnify the Buyer Indemnified Persons pursuant to Section 8.1.1(a) or Section 8.1.1(b) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty

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described therein unless the aggregate amount of all such Losses incurred or suffered by the Buyer Indemnified Persons exceeds $851,000 (the “Deductible”) (at which point the Sellers will indemnify the Buyer Indemnified Persons for all such Losses in excess of amount), and the Sellers’ aggregate liability in respect of claims for indemnification pursuant to Section 8.1.1(a) and Section 8.1.1(b) will not exceed the Indemnity Escrow Amount (the “Cap”); provided, however, that the Deductible will not apply to claims for indemnification pursuant to Section 8.1.1(a) or Section 8.1.1(b) in respect of breaches of, or inaccuracies in, the Fundamental Representations. Notwithstanding anything else in this Agreement, the Sellers’ aggregate liability in respect of claims for indemnification pursuant to any provision of Section 8.1.1(a) and Section 8.1.1(b) will not exceed the Cap, and Sellers’ aggregate liability in respect of claims for indemnification pursuant to any provisions Section 8.1.1 other than Section 8.1.1(a) and Section 8.1.1(b) will not exceed the Carveout Escrow Amount.

(iv)Source of Recovery. If there is determined to be any amount owing to a Buyer Indemnified Person as a result of indemnification pursuant to Section 8.1.1(a) or (b) over the Deductible, such amount shall first be paid and satisfied from the Indemnity Escrow Account, in accordance with this Agreement and the Escrow Agreement and, following such time as the retention amount (as it, or such similar term, is defined in the RWI Policy) has been met, then such Buyer Indemnified Person may, to the extent such Losses are covered thereunder, recover such amount only from the RWI Policy and not from the Sellers other than in the case of Intentional Fraud. If there is determined to be any amount owing to a Buyer Indemnified Person as a result of indemnification pursuant to Section 8.1.1(f), such amount shall be paid and satisfied solely from the Carveout Escrow Account.

(v)No Double Counting: Calculation of Losses.  Sellers shall not be liable under Section 8.1.1 for any Losses to the extent such Losses are reflected in the calculation of, or any adjustment to, Transaction Expenses, Cash and Cash Equivalents or Debt taken into account in determining the final Purchase Price. The amount of any Losses will be calculated net of any (i) insurance proceeds (net of all costs and expenses associated with the recovery thereof, including any insurance premium increases resulting from the matter giving rise to indemnification or loss of coverage resulting therefrom) actually received by the Buyer, any other Buyer Indemnified Person or any of their respective Affiliates on account of such Loss other than proceeds actually received pursuant to the RWI Policy.

(vi)RWI Obligations.  Notwithstanding the foregoing, but in addition to, Buyer Indemnified Persons shall not be entitled to recover Losses from Sellers under Section 8.1.1 if such Losses would have been covered under the RWI Policy, and coverage for such Losses was (x) not approved solely due to the failure by Buyer Indemnified Person to file a claim or (y) denied under the RWI Policy solely because a Buyer Indemnified Person failed to properly make a claim thereunder or to otherwise comply with the terms thereof.  A Buyer Indemnified Person shall use reasonable efforts to obtain any insurance proceeds under the RWI Policy with respect to any claim for indemnification that it has asserted under Section 8.1.1; provided, that “reasonable efforts” shall not include any obligation of any Buyer Indemnified Person to litigate or arbitrate a claim under the RWI Policy.

8.1.2.Indemnification by Buyer.  Subject to the limitations set forth in this Article 8, the Buyer will indemnify, defend and hold harmless the Sellers and each of their Affiliates (excluding the ESOP Trustee and the ESOP Trust) and their respective directors, officers,

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shareholders, equity holders, partners, members, managers, employees, agents, consultants and advisors, the Representatives and Affiliates of each of the foregoing Persons, and the heirs, executors, administrators, successors and assigns of each of the foregoing Persons (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses, which any such Seller Indemnified Person suffers, sustains or becomes subject to as a result of, arising out of or directly relating to: (a) any breach of, or inaccuracy in, any representation or warranty made by the Buyer in Article 5, any Ancillary Agreement or in any document, Schedule, instrument or certificate delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the defined term “Material Adverse Effect,” were deleted therefrom); or (b) any breach or violation of any covenant or agreement of the Buyer (including under Section 2.8) in or pursuant to this Agreement or any Ancillary Agreement.

8.2.Time for Claims.   No claim may be made seeking indemnification pursuant to Section 8.1.1(a) or Section 8.1.1(b) for any breach of, or inaccuracy in, any representation or warranty unless written notice as described in either Section 8.3 or Section 8.4 below is provided to the Sellers’ Representative prior to the date that is (x) with respect to the Fundamental Representations, six (6) years from the Closing Date and (y) with respect to any other representation or warranty, eighteen (18) months from the Closing Date.  No claim may be made seeking indemnification pursuant to Section 8.1.1(c), Section 8.1.1(d), Section 8.1.1(e) or Section 8.1.1(f) for any breach or inaccuracy thereof unless written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Buyer Indemnified Person is provided to the Sellers’ Representative prior to sixty (60) days following the applicable statute of limitations.  Any claim seeking indemnification thus made shall survive until it is finally resolved and any obligations with respect thereto are fully satisfied. Except as provided herein, claims for indemnification pursuant to any other provision of Sections 8.1.1 and 8.1.2 are not subject to the limitations set forth in this Section 8.2. Notwithstanding anything to the contrary herein, the remaining balances of the Indemnity Escrow Account and the Carveout Escrow Account shall be released after eighteen (18) months, except for (a) amounts that have been disbursed to Buyer Indemnified Persons for Losses as provided in this Article VIII and (b) amounts necessary to satisfy any unresolved claims made prior to such date, if any, and the Buyer and the Sellers’ Representative will jointly instruct the Escrow Agent to make said disbursement to the Sellers.

8.3.Third-Party Claims.

8.3.1.Notice of Claim.  If any third party notifies a Buyer Indemnified Person or Seller Indemnified Person (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification under this Article 8 (a “Third-Party Claim”) by Sellers or the Buyer, as applicable (the “Indemnifying Party”), then the Indemnified Party must notify the Indemnifying Party (or the Sellers’ Representative in the case of any Seller) in writing of the existence of such Third-Party Claim by the first to occur of (i) thirty (30) days from the receipt of written notice of such Third-Party Claim, or (ii) if the Indemnifying Party was served with a complaint with respect to the Third-Party Claim, then five (5) days prior to the answer with respect to such complaint is due (the “Notice Period”) and, to the extent available at such time, describe with reasonable particularity the circumstances supporting the Indemnified Party’s belief that it is entitled to indemnification under this Article 8 in such writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article

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8, except (i) to the extent such delay actually and materially prejudices the Indemnifying Party in the defense thereof, or (ii) in the event that the claim for indemnification is in respect of breaches, or inaccuracies in, the Fundamental Representations and the Indemnified Party fails to provide notice as required by this Section 8.3.1 within the Notice Period, the Indemnifying Party shall only be obligated to indemnify the Indemnified Party for Losses in excess of the Deductible.

8.3.2.Assumption of Defense, etc.  Subject to the terms of the RWI Policy, the Indemnifying Party, at its sole cost and expense, will be entitled to defend the Indemnified Party against a Third-Party Claim by appointing counsel reasonably acceptable to the Indemnified Party (which approval shall not be unreasonably withheld) if (a) the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) days after receipt of notice of the Third-Party Claim that it will assume the defense of the Indemnified Party, (b) the Third-Party Claim involves only claims for monetary damages and does not seek any nonmonetary relief against the Indemnified Party and does not relate to Taxes other than solely Taxes for a Pre-Closing Tax Period, (c) the insurer(s) (or any managing general underwriter) under the RWI Policy must not have elected to exercise its rights to assume and conduct the defense of such Third-Party Claim, and (d) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.  The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of a Third-Party Claim being defended by the Indemnifying Party pursuant to the immediately preceding sentence.

8.3.3.Limitations on Indemnifying Party.  Subject to the terms of the RWI Policy, the Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third-Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as the sole relief for the claimant, (b) results in the full and general release of the Indemnified Parties from all Liabilities arising out of or relating to the Third-Party Claim and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and has no effect on any other Actions that may be asserted against the Indemnified Party.

8.3.4.Indemnified Person’s Control.  Subject to the terms of the RWI Policy, if the Indemnifying Party does not deliver on a timely basis the notice contemplated by clause (a) of Section 8.3.2, at any time fails to conduct the defense of  a Third-Party Claim actively and diligently or is or becomes unable to conduct the defense of a Third-Party Claim pursuant to Section 8.3.2, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith).  If such notice is given by the Indemnifying Party on a timely basis and the Indemnifying Party conducts the defense of a Third-Party Claim actively and diligently but any of the other conditions in Section 8.3.2 is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third-Party Claim; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed).  In the event that the Indemnified Party

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conducts the defense of a Third-Party Claim pursuant to this Section 8.3.4, the Indemnifying Party will remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third-Party Claim to the fullest extent provided in this Article 8.

8.4.Direct Claims.    Notice of any claim seeking indemnification, that is not a Third-Party Claim (a “Direct Claim”), shall be made pursuant to this Section 8.4.  The Indemnified Party must (a) notify the Indemnifying Party in writing of the existence of such Direct Claim within thirty (30) days after receiving knowledge of the facts underlying such Direct Claim and describe with reasonable particularity the circumstances supporting the Indemnified Party’s good faith belief that it is entitled to indemnification under this Article 8, (b) estimate the amount, if reasonably practicable and feasible, of the Loss that may be sustained by the Indemnified Party and (c) deliver material written evidence related to the Direct Claim (to the extent feasible). The Indemnifying Party shall have thirty (30) days from receipt of the notice of a Direct Claim within which to advise the Indemnified Party in writing if it will satisfy such Direct Claim in whole or in part, or otherwise disputes the Direct Claim. If the Indemnifying Party does not deliver a response within the 30-day period, the Indemnifying Party shall be deemed not to dispute such claim, in which case the amount of Losses alleged in such Direct Claim notice will be conclusively deemed to be an obligation of the Indemnifying Party and the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party.  If the Indemnifying Party delivers a response within the 30-day period indicating that it disputes one or more of the matters identified in the Direct Claim notice, then the Indemnifying Party and the Indemnified Party will promptly meet and use their reasonable efforts to settle the dispute.  If the Indemnifying Party and the Indemnified Party are unable to reach agreement within thirty (30) days after the Indemnifying Party delivered a response disputing such Direct Claim, then either the Indemnifying Party or the Indemnified Party may pursue any available remedies, subject to the limitations set forth in this Agreement.  The amount of a claim shall not be considered a Loss if neither party seeks dispute resolution as permitted in this Agreement within sixty (60) days after the Indemnifying Party notifies the Indemnified Party that it disputes the Indemnifying Party’s obligation to indemnify such Direct Claim.

8.5.No Circular Recovery.  Notwithstanding anything to the contrary in this Agreement, each Seller hereby agrees that he, she or it will not make any claim for indemnification against the Buyer or any other Buyer Indemnified Person (including, after the Closing, any Acquired Company) by reason of the fact that such Seller was a controlling Person, director, manager, officer, employee or Representative of any Acquired Company with respect to any claim brought by a Buyer Indemnified Person against any Seller relating to this Agreement or any of the Contemplated Transactions or that is based on any facts or circumstances that form the basis for an indemnity claim by a Buyer Indemnified Person hereunder.

8.6.Knowledge and Investigation. Sellers shall not be liable under this Article 8 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had actual knowledge of such inaccuracy or breach prior to the Closing, as disclosed in writing by the Sellers on Schedules provided pursuant to this Agreement.

8.7.Manner of Payment.  Any payment to be made by any Seller pursuant to this Article 8 will be effected by wire transfer of immediately available funds from such Seller to an account of the U.S. Buyer designated by the U.S. Buyer within five days after the determination thereof.  Any

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such indemnification payments will include interest at the long-term Applicable Federal Rate as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended, in effect on the first day of the applicable calendar year, from the date any such Loss is suffered or sustained to the date of payment.  Any payment amounts owing from any Seller pursuant to this Article 8 will first be made to the extent possible from the Indemnity Escrow Sub-Account and thereafter from the Carveout Escrow Sub-Account to the extent thereof; provided, that the Buyer Indemnified Persons will also be entitled to (but will not be required to) satisfy any amounts due or payable to any of the Buyer Indemnified Persons by any Seller pursuant to this Article 8 by setting off against any other amounts otherwise due and payable by any of the Buyer Indemnified Persons or any of their Affiliates to such Seller, including any Earn-Out Payment. Notwithstanding anything to the contrary in this Agreement, the ESOP Trust’s maximum liability to indemnify the Buyer Indemnified Parties under this Article 8 shall be limited to its pro rata portion of the Indemnity Escrow Amount and the Carveout Escrow Amount plus its pro rata portion of any Earn-Out Payment prior to payment thereof.

8.8.Tax Treatment.  All indemnification and other payments under this Article 8 will, to the extent permitted by applicable Legal Requirements, be treated for all income Tax purposes as adjustments to the Purchase Price solely with respect to the Purchase Price of the Company Shares. Neither the Buyer nor the Sellers will take any position on any Tax return, or before any Governmental Authority, that is inconsistent with such treatment unless otherwise required by any applicable Legal Requirement.

8.9.Exclusive Remedy. Except for the dispute resolution procedures contained in Section 2.6, Section 2.8.2(c) or Section 9.9 with respect to the subject matter thereof, the indemnification rights of the parties under this Article 8 are the sole and exclusive rights of the parties for breaches of representations, warranties, covenants, agreements or obligations in this Agreement.  Subject to the preceding sentence, each party hereby irrevocably waives, to the fullest extent permitted under law, any and all rights, claims and causes of action they may have against another party and the other Indemnifying Parties, including under statute, common law, tort or equity, including fraud other than Intentional Fraud, as a result of any Losses or any and all other damages incurred by such party or an Indemnified Party with respect to this Agreement and transactions contemplated herein, whether or not such damages are in excess of the maximum amounts permitted to be recovered pursuant to the indemnification provisions herein. Notwithstanding the foregoing, nothing herein shall limit the rights or remedies the parties may have to seek any equitable relief, including specific performance. The parties hereto acknowledge and agree that the RWI Policy is intended to be a contract between Buyer (or an Affiliate thereof) and the insurer(s) (and/or managing general underwriter) under the RWI Policy separate and apart from this Agreement. As such, none of the limitations or exceptions set forth in this Article 8 shall in any way limit, affect, restrict, modify or impair the ability of any Buyer Indemnified Person to make claims under or recover under the RWI Policy.

9.	TAX MATTERS

9.1.Preparation of Tax Returns.

9.1.1.Sellers’ Representative, at the Sellers’ sole cost and expense, shall prepare, or cause to be prepared, any Passthrough Return that reflects a taxable period (or portion thereof) ending on or before the Closing Date due (after taking into account all appropriate

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extensions) after the Closing Date.  The Sellers’ Representative shall provide the Buyer with a draft of such Passthrough Return no later than thirty (30) days before the due date for filing such Tax Return (taking into account valid extensions) for the Buyer’s review and comment, and the Sellers’ Representative shall incorporate the Buyer’s reasonable comments.  Such Passthrough Returns shall be prepared in accordance with applicable Legal Requirements and this Agreement and shall be prepared, and each item thereon treated, in a manner consistent with past practices, if any, employed with respect to the applicable Acquired Company, except as otherwise required by applicable Legal Requirements. Neither the Sellers, the Sellers’ Representative nor any Acquired Company shall take any action that would result in any Acquired Company treated as an “S corporation” for U.S. federal income tax purposes ceasing to be an “S corporation” as defined in Code Section 1361(a)(1) or any Subsidiary of such a Acquired Company ceasing to be a “qualified subchapter S subsidiary” as defined in Code Section 1361(b)(3)(B) for any Pre-Closing Tax Period.

9.1.2.Notwithstanding anything herein to the contrary, prior to the Closing Date, the Company shall, at the Company’s sole cost and expense, prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authority all outstanding Tax Returns of each Acquired Company for prior taxable years, including those set forth on Schedule 3.15.1. The Company shall provide the Buyer with drafts of such Tax Returns at least twenty (20) days prior to the Closing Date for the Buyer’s review and comment, and the Company shall incorporate the Buyer’s reasonable comments. Such Tax Returns shall be prepared in accordance with applicable Legal Requirements and this Agreement and shall be prepared, and each item thereon treated, in a manner consistent with past practices, if any, employed with respect to the applicable Acquired Company, except as otherwise required by applicable Legal Requirements.

9.2.Straddle Period.  For each Acquired Company, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of such Acquired Company based upon or measured by net income or gain for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which such Acquired Company holds a beneficial interest will be deemed to terminate at such time).  The amount of Taxes for a Straddle Period, other than Taxes of such Acquired Company based upon or measured by net income or gain, which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. To the extent any Tax Return for any Straddle Period is reasonably expected to result in the Sellers being liable for any amount, including under this Agreement or to any Governmental Authority, the Buyer shall provide the Sellers’ Representative with a draft of such Straddle Period Tax Return no later than ten (10) days before the due date for filing such Straddle Period Tax Return (taking into account valid extensions) for the Sellers’ Representative’s review and comment, and the Buyer shall incorporate the Sellers’ Representative’s reasonable comments.  Such Straddle Period Tax Returns shall be prepared in accordance with applicable Legal Requirements and this Agreement and shall be prepared, and each item thereon treated, in a manner consistent with past practices of the Acquired Companies, if any, employed with respect to the applicable Acquired Company, except as otherwise required by applicable Legal Requirements.

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9.3.Tax Sharing Agreements.  All Tax sharing agreements, Tax allocation agreements or similar Contracts and all powers of attorney with respect to or involving any Acquired Company will be terminated prior to the Closing Date and, after the Closing, the Acquired Companies will not be bound thereby or have any Liability thereunder.

9.4.Cooperation on Tax Matters.  The Buyer, the Acquired Companies, and the Sellers will cooperate fully and promptly, as and to the extent reasonably requested by any of the other parties, in connection with any Tax matters relating to the Acquired Companies (including by the provision of reasonably relevant records or information), consistent with the provisions hereof.  The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the assisting party or parties.

9.5. 338(h)(10) Election.   The Sellers shall join the Buyer in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, or foreign law) (a “Section 338(h)(10) Election”) with respect to the Buyer’s purchase of the Company Shares pursuant to this Agreement. The Buyer will be responsible for the preparation of all forms and schedules required to be filed in connection with any Section 338(h)(10) Election (“Section 338 Forms”), including IRS Form 8023 and all attachments required to be filed therewith pursuant to the applicable Treasury Regulations (“Form 8023”) and including Form 8883, and the expense related to such preparation. The Sellers shall cooperate in executing any Section 338 Forms and shall execute and deliver to the Buyer prior to or at the Closing any Section 338 Forms that it is required to execute (or join in executing with the Buyer) including Form 8023 and Form 8883. The Buyer shall retain the original of each completed and executed Section 338(h)(10) Election and shall be responsible for filing such election with the Internal Revenue Service.

9.6.Purchase Price Allocation. Attached hereto as Schedule 9.6 are the principles for an allocation for Tax purposes of the purchase price and any other items among the assets of the Acquired Companies. The Buyer shall deliver to the Sellers’ Representative a draft of a proposed allocation prepared in accordance with Schedule 9.6 within ninety (90) days following the Closing Date. The Sellers’ Representative shall have twenty (20) days following receipt of such proposed allocation to deliver to the Buyer in writing any objections to such proposed allocation. The Buyer and the Sellers’ Representative shall negotiate in good faith to resolve any differences in their respective positions regarding the proposed allocation. If, after the passage of twenty (20) days, the Buyer and the Sellers’ Representative are unable to reach a mutually acceptable allocation, the parties shall resolve the disagreement using the dispute resolution procedures in Section 2.6 (such mutually acceptable allocation or allocation finally detemined pursuant to the dispute resolution procedures in Section 2.6, as the case may be, the “Purchase Price Allocation”). The Buyer will update the Purchase Price Allocation as needed thereafter to account for any adjustments under Section 2.7 and any other adjustments to the purchase price (as determined for Tax purposes). The parties shall report the allocation of the purchase price among the assets of the Acquired Companies in a manner consistent with the Purchase Price Allocation or any such updated Purchase Price Allocation, including in preparing and filing IRS Form 8594 or any comparable form under state or local Tax Legal Requirements, and neither party shall take any position in any forum that is inconsistent therewith, except as required by a determination of a Governmental Authority.

9.7.Transfer Taxes. All sales, use and transfer Taxes, including any value added, equity transfer, gross receipts, stamp duty and real, personal, or intangible property transfer Taxes (collectively, “Transfer Taxes”), due by reason of the consummation of the purchase of the Shares

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under this Agreement, including any interest or penalties in respect thereof, shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Sellers; provided, that any such Transfer Taxes related to the acquisition of the China Shares shall be borne one hundred percent (100%) by the Buyer. The Sellers and the Buyer shall cooperate with each other in filing any Tax Returns associated with such Taxes and use their commercially reasonable efforts to minimize the Transfer Taxes attributable to the transfer of the Shares.

9.8.Tax Refunds.   Any Tax refunds that are received by the Buyer or the Acquired Companies and any amounts credited against any Tax of the Acquired Companies, in lieu of a refund, to which the Buyer or the Acquired Companies become entitled for Tax periods of the Acquired Companies either (a) ending on or before the Closing Date or (b) beginning before and ending after the Closing Date to the extent such refunds or credits relate to the portion of such taxable periods ending on the Closing Date (as determined pursuant to Section 9.2), will be for the account of the Sellers, except to the extent that any such refund (or credit) (i) was taken into account in the calculation of Purchase Price or (ii) is attributable to the carryback of any loss, deduction, or Tax attribute generated in a taxable period (or portion thereof) beginning after the Closing Date. The Acquired Companies or Buyer will pay over to the Seller an amount equal to any such refunds or amounts of any such credit, without interest (other than any interest received from the applicable Governmental Authority with respect to such refund or credit) and net of any Tax or other cost incurred in respect of the receipt, accrual or payment of such refund or credit, within ten (10) Business Days after receipt of such refund or utilization of such credit on the applicable Tax Return.

9.9.Tax Gross-Up. As a result of the 338(h)(10) Election, the Sellers will incur greater Tax liabilities than they would incur if the 338(h)(10) Election is not made.  No later than ten (10) days prior to the Closing Date, the Sellers’ Representative shall deliver to the Buyer a written schedule setting forth a calculation of and the proposed Tax Gross-Up Amount. For calculation purposes, the “Tax Gross-Up Amount” shall be the estimated sum, for each of the Sellers in the aggregate, of (a) the difference between (x) the amount of individual Tax that each Seller will pay if the 338(h)(10) Election is not made and (y) the amount of individual Tax that such Seller will pay with the 338(h)(10) Election in effect, and (b) an amount that is grossed up to result in an aggregate after tax payment to such Seller to equal to the difference computed in clause (a) and under this clause (b).  The Buyer shall have the right to review the calculation and any work sheets and other papers prepared in connection therewith.  At least five (5) days prior to the Closing Date, the Buyer shall provide written notice to the Sellers’ Representative that the Buyer (i) either agrees with the Tax Gross-Up Amount or (ii) disputes the Tax Gross-Up Amount. If the Buyer fails to timely provide notice to the Sellers’ Representative, then the Buyer shall be deemed to agree with the Tax Gross-Up Amount provided to the Buyer by the Sellers’ Representative. If the Buyer timely disputes Tax Gross-Up Amount, then the Buyer and the Sellers’ Representative shall meet to discuss and shall resolve in good faith any dispute between them concerning the calculation of the Tax Gross-Up Amount.  If they cannot resolve any such dispute, then the matter shall be submitted to the Independent Referee to resolve the matter or matters in dispute between them and determine the Tax Gross-Up Amount. The decision of the Independent Referee as herein provided shall be conclusive, binding and final upon the parties hereto and the parties shall have no recourse to judicial intervention in respect of its determination of the Tax Gross-Up Amount and such determination shall be deemed the final determination of the Tax Gross-Up Amount.  The Buyer and the Sellers’ Representative shall each pay their own costs and expenses incurred under this Section 9.9. The fees and expenses of the Independent Referee will be paid by the Sellers from the Sellers’ Representative Expense Account, on the one hand, and by the Buyer, on the other hand, in

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inverse proportion to their success on the merits in the resolution of the items in dispute.  If the Buyer agrees, or is deemed to agree, with the Tax Gross-Up Amount or a final determination of the Tax Gross-Up Amount is made by the Independent Referee, then, for the purposes of making payments under Section 2.3 at the Closing, the Enterprise Value will be increased by the amount of the Tax Gross-Up Amount.

10.	TERMINATION.

10.1.Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time, prior to the Closing, only as follows:

10.1.1.by mutual written consent of the Buyer and the Sellers’ Representative at any time prior to the Closing;

10.1.2.by the Buyer, upon written notice to the Sellers’ Representative at any time prior to the Closing, in the event that any Seller has breached any representation, warranty, or covenant contained in this Agreement such that the conditions specified in Section 7.2 would not be satisfied, the Buyer has notified the Sellers’ Representative of the breach, and, if such breach can be cured, the breach has continued without cure for a period of twenty (20) days after the notice of breach; provided, that the Buyer will not have the right to terminate this Agreement pursuant to this Section 10.1.2 if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

10.1.3.by the Sellers’ Representative, upon written notice to the Buyer at any time prior to the Closing, in the event that the Buyer has breached any representation, warranty, or covenant contained in this Agreement such that the conditions specified in Section 7.3 would not be satisfied, the Sellers’ Representative has notified the Buyer of the breach, and the breach, if it can be cured, has continued without cure for a period of twenty (20) days after the notice of breach; provided, that the Sellers’ Representative will not have the right to terminate this Agreement pursuant to this Section 10.1.3 if the Sellers’ Representative is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

10.1.4.by Buyer or the Seller’ Representative, upon written notice to the other party at any time prior to the Closing, if the Closing shall not have occurred on or before December 31, 2021; provided, however, that the right to terminate this Agreement under this Section 10.1.4 shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date; or

10.1.5.by Buyer or the Sellers’ Representative, upon written notice to the other party at any time prior to the Closing, if any court of competent jurisdiction in the United States or any other Governmental Authority in the United States shall have issued an order, decree or ruling or taken any other Action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other Action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1.5 shall not be available to any party whose breach of any

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obligation under this Agreement has been the cause of, or has resulted in, such order, decree, ruling or other Action.

10.2.Effect of Termination.   If this Agreement is terminated pursuant to Section 10.1 and the Contemplated Transactions are not consummated, all rights and obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other; provided, however, (a) the provisions contained in this Section 10.2, the publicity provisions contained in Section 6.3 (Publicity), the expenses provision contained in Section 6.8 (Transaction Expenses); the provisions of Section 11.10 (Governing Law), Section 11.11 (Jurisdiction; Venue; Service of Process), Section 11.14 (Provisions Concerning the Sellers’ Representative) shall survive any such termination and (b) the Confidentiality Agreement, dated September 11, 2020, between the Buyer and the Company (the “Confidentiality Agreement”) will survive the termination of this Agreement pursuant to its terms; provided, further, that no termination shall relieve any party from liability for any breach of this Agreement.

11.	MISCELLANEOUS

11.1.Notices.  All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided: (a) by hand (in which case, it will be effective upon delivery unless not on a Business Day, in which case it will be effective upon the next Business Day); (b) by email (if the sender does not receive a bounce-back notification and on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid)); or (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service), in each case, to the address (or facsimile number) listed below:

If to the Company or any Non-ESOP Seller, to:

BLDP, LLC
2828 Brenfield Drive

Raleigh, NC 27606
Email Address: Rlittle1031@yahoo.com
Attention: Robert Little

with a copy to (which will not constitute notice to the Company):

Manning, Fulton & Skinner, P.A.
3605 Glenwood Avenue, Suite 500
Raleigh, NC 27612
Attention: William B. Gwyn, Jr.

Email Address: bgwyn@manningfulton.com

If to the ESOP Trust, to:

ATI Industrial Automation, Inc. Employee Stock Ownership Trust
c/o GreatBanc Trust Company
801 Warrenville Road, Suite 500
Lisle, IL 60532
Attention: Debbie Williams
Email: dwilliams@greatbanctrust.com

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with a copy to (which will not constitute notice to the Company):

Polsinelli PC
900 W. 48th Place, Suite 900
Kansas City, MO 64112-1895
Attention:  Wallace E. Brockhoff
Email: wbrockhoff@polsinelli.com

If to the Buyer, to:

Novanta Corporation

125 Middlesex Turnpike

Bedford, MA 01730
Attention: Robert Buckley, Chief Financial Officer

Email Address: robert.buckley@novanta.com

with copies to (which will not constitute notice to the Buyer, or the Company (after the Closing)):

Ropes & Gray LLP

Prudential Tower
800 Boylston Street

Boston, MA 02199-3600
Attention: Zachary Blume

Email Address: Zachary.Blume@ropesgray.com

Each of the parties to this Agreement may specify a different address or facsimile number by giving notice in accordance with this Section 11.1 to each of the other parties hereto.

11.2.Succession and Assignment; No Third-Party Beneficiary.   Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns (each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof).  Nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment  No party may assign, delegate or otherwise transfer either this Agreement or any of his, her or its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that the Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (b) designate one or more of its Affiliates to perform its obligations hereunder and (c) assign any or all of its rights or obligations hereunder to any purchaser of all or substantially all of the consolidated assets of such Person. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Company Plan or any other employee benefit plan of the Acquired Companies.

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11.3.Amendments and Waivers.  No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Buyer, the Company (prior to the Closing) and the Sellers, or in the case of a waiver, by the party against whom the waiver is to be effective.  No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

11.4.Entire Agreement.  This Agreement, together with the Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein or therein, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements (including any draft agreements) with respect thereto, whether written or oral (including that certain letter of intent, dated March 20, 2021, by and between Buyer and the Company), none of which will be used as evidence of the parties’ intent.

11.5. Schedules.   All section headings in the Schedules correspond to the sections of this Agreement, but information provided in any section of the Schedules shall constitute disclosure for purposes of each section of this Agreement where it is reasonably apparent on its face that such information applies to such other Schedule. Unless the context otherwise requires, all capitalized terms used in the Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Schedules. No disclosure in the Schedules relating to any possible breach or violation of any agreement or law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment by any Seller or the Company that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Schedules. No disclosure in the Schedules shall be deemed to create any rights in any third party.

11.6.Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission, pdf or other means of electronic signature) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

11.7.Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements and to otherwise give effect to the intent of the parties.

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11.8.Headings.  The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

11.9.Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties hereto intend that each representation, warranty, covenant and agreement contained herein will have independent significance.  If any party hereto has breached or violated, or if there is an inaccuracy in, any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty, covenant or agreement.  Notwithstanding anything express or implied in this Agreement, Buyer’s rights and remedies with respect to claims for Intentional Fraud are fully preserved.

11.10.Governing Law.  Subject to Section 2.6, Section 2.8.2(c) and Section 9.9, this Agreement, the rights of the parties under this Agreement, and all actions or proceedings arising in whole or in part under or in connection with the negotiation, terms and performance of this Agreement (whether at law or in equity, whether sounding in Contract, tort or otherwise), will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction; provided, that the transfer agreements and documents set forth on Schedule 3.3 shall be governed by the laws of China.

11.11.Jurisdiction; Venue; Service of Process.

11.11.1.Jurisdiction.  Subject to the provisions of Section 2.7 solely with respect to the disputes referred to therein, each party to this Agreement, by his, her or its execution hereof, hereby irrevocably (a) submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware or, if but only if that court is unavailable, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware (such courts, in that order, the “Courts”), for the purpose of any action or proceeding described in the first sentence of Section 11.11, (b)  waives, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action or proceeding, any claim that he, she or it is not subject personally to the jurisdiction of the Courts, that venue in the Courts is improper, that his, her or its property is exempt or immune from attachment or execution, that any such action or proceeding should be dismissed on grounds of forum non conveniens or improper venue, that such action or proceeding should be transferred or removed to any other court, that such action or proceeding should be stayed by reason of the pendency of some other action or proceeding in any other court or that this Agreement or the subject matter hereof may not be enforced in or by  the Courts and (c) agrees not to commence or prosecute any such action or proceeding other than before  the Courts.  Notwithstanding the previous sentence, a party hereto may commence any action or proceeding in any court solely for the purpose of enforcing an order or judgment issued by one of the Courts.

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11.11.2.Service of Process.  Each party hereto hereby, by his, her or its execution hereof,  irrevocably (a) consents to service of process in any action  or proceeding described in Section 11.11 in any manner permitted by Delaware law, (b) agrees that service of process made in accordance with clause (a) or made by overnight delivery by a nationally recognized courier service at his, her or its address specified pursuant to Section 11.1 will constitute good and valid service of process in any such action or proceeding and (c) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action or proceeding any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process therein.

11.12.Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated.  Accordingly, each of the parties hereto hereby agrees that the other parties hereto will be entitled to an injunction or injunctions to prevent breaches or violations of any of the terms or provisions of this Agreement, and to enforce specifically the performance by the other party under this Agreement and the terms and provisions hereof in any action or proceeding described in the first sentence of Section 11.11.1 in addition to any other remedy to which he, she or it may be entitled, at law or in equity.  Each party hereto further agrees that, in the event of any action or proceeding for an injunction or specific performance in respect of any such threatened or actual breach or violation, he, she or it will not assert that a remedy at law would be adequate, or that the party seeking such relief would not be irreparably harmed absent such relief.  Notwithstanding the foregoing, the Buyer shall not be entitled to seek a remedy of specific performance to cause the Closing to occur as a remedy solely for an ESOP Closing Breach.

11.13.Waiver of Jury Trial.   THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING DESCRIBED IN SECTION 11.11.  THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO.  THE PARTIES HERETO FURTHER AGREE TO IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING AND ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.14.Provisions Concerning the Sellers’ Representative.

11.14.1.Appointment. Effective as of the Closing, and without further act of the Sellers, the Sellers’ Representative will be appointed as agent and attorney-in-fact for each of the Sellers, for and on behalf of the Sellers, to give and receive notices and communications and to take any and all action on behalf of the Sellers pursuant to this Agreement, the Escrow Agreement and in connection with the transactions contemplated hereby and thereby. If the Sellers’ Representative is no longer willing or able to serve as the Sellers’ Representative, the Sellers’ Representative (or, if the Sellers’ Representative has ceased to exist, the holder of the majority of the equity interests of the previous Sellers’ Representative) may appoint a replacement. No bond will be required of the Sellers’ Representative, and the Sellers’

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Representative will not receive compensation for its services; provided, that the Sellers’ Representative will be entitled to reimbursement of expenses pursuant to Section 11.14.3.

11.14.2.Actions of the Sellers’ Representative. A decision, act, consent or instruction of the Sellers’ Representative (acting in its capacity as the Sellers’ Representative) will constitute a decision of all of the Sellers and will be final, conclusive and binding upon each of the Sellers, and the Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each of the Sellers. The Buyer and its Affiliates are hereby relieved from any liability to any Person for any acts done by the Buyer in accordance with such decision, act, consent or instruction of the Sellers’ Representative. The Sellers’ Representative will not be held liable by any Seller for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Sellers’ Representative pursuant to this Agreement, except in the case of the Sellers’ Representative’s bad faith or willful misconduct. The Sellers’ Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Seller for any action taken or omitted to be taken in good faith based on such advice. Each Seller will severally, in accordance with their respective pro rata shares based on the relative portions of the Purchase Price received pursuant to this Agreement, indemnify Sellers’ Representative from any losses, damages, judgments, assessments, fines, penalties, fees, costs, expenses, liabilities, awards, demands, claims, actions, damages or amounts paid in settlement (in each case, including reasonable attorneys’ fees and expenses and costs of investigations) arising out of its serving as the Sellers’ Representative hereunder, except for such losses and similar items arising out of or caused by the Sellers’ Representative’s bad faith or willful misconduct. The Sellers’ Representative is serving in its capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of any Seller hereunder, and the Buyer, on behalf of itself and its Affiliates, agrees that neither the Buyer nor its Affiliates will look to the personal assets of the Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by any of the Sellers hereunder.

11.14.3.Sellers’ Representative Expense Amount. The Sellers’ Representative Expense Amount will be used to pay costs, fees and expenses incurred by or for the benefit of the Sellers on or after the Closing Date, and will be paid or distributed at the direction and in the sole discretion of the Sellers’ Representative.

11.15.Action as ESOP Trustee.  The ESOP Trustee has executed and delivered this Agreement and related documents, not in its corporate capacity, but solely as trustee of the ESOP Trust. The performance of this Agreement and the related documents by the ESOP Trustee on behalf of the ESOP Trust and the participants of the ESOP and any and all duties, obligations and liabilities of the ESOP Trustee hereunder will be affected by it only in its capacity as trustee of the ESOP Trust and not in its corporate capacity. Other than in its capacity as trustee of the ESOP Trust, the ESOP Trustee does not undertake nor shall it have any liability or obligation of any nature whatsoever by virtue of the execution and delivery of this Agreement and the related documents or the representations, covenants or warranties contained herein, and no liability shall be asserted or enforceable against the ESOP Trustee by reason of any of the covenants, statements, representations or warranties by any other party contained in this Agreement.

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11.16.Conflicts and Privilege.   The Buyer acknowledges and agrees that the Non-ESOP Sellers and the Seller Representative shall not be precluded from retaining the services of MFS and ESOP Counsel as its legal counsel, and the ESOP Trustee shall not be precluded from retaining the services of Polsinelli as its legal counsel, in the event of any dispute between the Buyer or the Company, on the one hand, and the Sellers, on the other hand, because such dispute concerns the Contemplated Transactions or whether otherwise involving the Company, notwithstanding, by itself, any result of MFS’s or ESOP Counsel’s prior representation of the Company or Polsinelli’s prior representation of the ESOP Trustee.  Notwithstanding the sale of the Shares to the Buyer, the Buyer agrees that neither the Buyer nor the Company shall have the right to assert (and the Buyer shall cause the Company not to assert) the attorney/client privilege as to any attorney/client privileged pre-Closing communications between the Sellers, the ESOP Trustee, the Company or any officer, director or employee of the Company (for the Company and its officers, directors and employees, only with respect to pre-Closing communications), on one hand, and MFS, ESOP Counsel or Polsinelli on the other hand, to the extent that the privileged communications directly relate to the Contemplated Transactions (“Privileged Communications”), provided, however, that no Seller or any of its Affiliates or Representatives may waive any such attorney/client privilege or exception of client confidence in connection with any matter involving a third party without the prior written consent of the Buyer.  Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including the Acquired Companies), on the one hand, and a third party other than any Seller, on the other hand, Buyer and its Affiliates (including the Acquired Companies) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party and the Buyer and the Sellers will share such privilege with respect to such Privileged Communications solely in respect of any such disputes, provided, however, that neither Buyer nor any of its Affiliates (including the Acquired Companies) may waive such privilege with respect to the Privileged Communications without the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.  Except as set forth herein, the parties hereto agree that only the Sellers shall be entitled to assert such attorney/client privilege in connection with any dispute between the parties hereto in connection with such communications following the Closing and the files generated and maintained by MFS, ESOP Counsel and Polsinelli as a result of MFS’s and ESOP Counsel’s representation of the Company and, if applicable, the Non-ESOP Sellers, and as a result of Polsinelli’s representation of the ESOP Trustee,  in connection with the Contemplated Transaction or any efforts to sell the Shares to the Buyer or any other Person shall be and become the exclusive property of the Sellers, as applicable.

[Remainder of the page intentionally left blank – signature pages follow]

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IN WITNESS WHEREOF, each of the undersigned has executed this Stock Purchase Agreement as an agreement under seal as of the date first above written.

THE U.S. BUYER:	NOVANTA CORPORATION

	By:	/s/ Robert Buckley
Name: Robert Buckley
Title: Authorized Signatory

THE CHINA BUYER:	NOVANTA TECHNOLOGIES (SUZHOU) CO. LTD.

	By:	/s/ Robert Buckley
Name: Robert Buckley
Title: Authorized Signatory

[Buyer’s Signature Page to Stock Purchase Agreement]

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THE COMPANY:	ATI INDUSTRIAL AUTOMATION, INC.

	By:	/s/ Robert Little
Name: Robert Little
Title: CEO

THE CHINA SUBSIDIARY:	ATI INDUSTRIAL AUTOMATION (LANG FANG) CO., LTD.

	By:	/s/ Robert Little
Name: Robert Little
Title: President

SELLERS’ REPRESENTATIVE	BLDP, LLC

	By:	/s/ Robert Little
Name: Robert Little
Title: Manager

THE SELLERS:

	By:	/s/ Robert Little
Name: Robert Little

	By:	/s/ Dwayne Perry
Name: Dwayne Perry

	By:	/s/ Keith Morris
Name: Keith Morris

	By:	/s/ Lynn Harvey
Name: Lynn Harvey

	By:	/s/ Catherine Morris
Name: Catherine Morris

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THE SELLERS:	ATI INDUSTRIAL AUTOMATION EMPLOYEE STOCK OWNERSHIP TRUST

	By:	GreatBanc Trust Company, not in an individual or corporate capacity but solely as trustee

	By:	/s/ Debra L. Williams
Name: Debra L. Williams
Title: Senior Vice President
Not as an individual fiduciary, but solely as an authorized officer of GreatBanc Trust Company

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